$252,200,000.00

RESTRUCTURED TERM CREDIT AGREEMENT

Among

UNITED ARTISTS THEATRE COMPANY, a Delaware corporation;

UNITED ARTISTS THEATRE CIRCUIT, INC., a Maryland corporation;

UNITED ARTISTS REALTY COMPANY, a Delaware corporation;

UNITED ARTISTS PROPERTIES I CORP., a Colorado corporation;

and

UNITED ARTISTS PROPERTIES II CORP., a Colorado corporation;

and

THE LENDERS PARTY HERETO

and

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

Dated as of _______________, 2001

TABLE OF CONTENTS

Page

ARTICLE 1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Other Interpretive Provisions	20
	(a) Defined Terms	20
	(b) The Agreement	20
	(c) Certain Common Terms	20
	(d) Performance; Time	20
	(e) Contract	21
	(f) Laws	21
	(g) Captions	21
	(h) Independence of Provision	21
1.3	Accounting Principles	21
1.4	Rounding	21
1.5	Exhibits and Schedules	22
ARTICLE 2.	THE TERM CREDIT	22
2.1	Amounts and Terms of Credit Commitments	22
2.2	Notes	22
2.3	Mandatory Prepayments	22
2.4	Repayments	23
2.5	Joint Borrower Provisions	23
2.6	Interest	28
2.7	Fees	28
	(a) Administrative Agents Fees	29
	(b) Collateral Agent Fees	29
	(c) Agent Work Fee	29
	(d) Working Group and E.N. Fee	29
2.8	Computation of Fees and Interest	29
2.9	Payments of Borrowers	29
2.10	Sharing of Payments, Etc.	30
ARTICLE 3.	TAXES AND YIELD PROTECTION	31
3.1	Taxes	31
3.2	Illegality	34
3.3	Increased Costs and Reduction of Return	34
3.4	Funding Losses	35
3.5	Inability to Determine Rates	35
3.6	Reserves on LIBO Rate Loans	36
3.7	Certificates of Lenders	36
3.8	Survival	36
ARTICLE 4.	CONDITIONS PRECEDENT	36
4.1	Conditions of Loans	36
4.2	Loan Documents	36
	(a) Resolutions; Incumbency	37
	(b) Articles of Incorporation, By-laws and Good Standing	37
	(c) Legal Opinion	37
	(d) Payment of Fees	37
	(e) Certificate	37
	(f) Confirmation Order	38
	(g) Insurance Certificates	38
	(h) Other Documents	38
	(i) [Intentionally Omitted]	38
	(j) Stock Pledge Agreement	38
	(k) UAPH II Stock Pledge Agreement	39
	(l) Security Agreement	39
	(m) Deeds of Trust, etc.	39
	(n) No Litigation	39
ARTICLE 5.	REPRESENATATIONS AND WARRANTIES	39
5.1	Corporate Existence and Power	39
5.2	Corporate Authorization, No Contravention	40
5.3	Governmental Authorization	40
5.4	Binding Effect	40
5.5	Litigation	40
5.6	No Default	41
5.7	ERISA	41
5.8	[Intentionally Omitted]	43
5.9	Title to Properties	43
5.10	Taxes	43
5.11	[Intentionally Omitted]	43
5.12	Environmental Matters	43
5.13	Regulated Entities	44
5.14	Labor Relations	44
5.15	Copyrights, Patents, Trademarks and Licenses	44
5.16	Subsidiaries	45
5.17	[Intentionally Omitted]	45
5.18	Insurance	45
5.19	Full Disclosure	45
5.20	Locations of Collateral and Places of Business	45
5.21	Locations of, and Information with Respect to, Deposit Accounts	46
5.22	[Intentionally Omitted]	46
5.23	Validity of Security Interest	46
5.24	Existing Liens	46
5.25	Financial Statements	47
5.26	Compliance With Laws	47
5.27	Material Adverse Change	47
5.28	[Intentionally Omitted]	47
ARTICLE 6.	AFFIRMATIVE COVENANTS	47
6.1	Financial Reporting	47
6.2	Certificates; Other Information	48
6.3	Notices	49
6.4	Preservation of Corporate Existence, Etc.	50
6.5	Maintenance of Property and Other Collateral	51
6.6	Insurance	51
6.7	Payment of Obligations	51
6.8	Compliance with Laws	52
6.9	Inspection of Property and Books and Records	52
6.10	Environmental Laws	52
6.11	[Intentionally Omitted]	53
6.12	Update of Collateral and Deposit Account Schedules	53
6.13	[Intentionally Omitted]	53
6.14	[Intentionally Omitted]	53
ARTICLE 7.	NEGATIVE COVENANTS	53
7.1	Limitation on Liens	53
7.2	Disposition of Assets	55
7.3	Fundamental Changes, Corporate Documents	56
7.4	Loans and Investment	57
7.5	Limitation on Indebtedness	58
7.6	Transactions with Affiliates	59
7.7	[Intentionally Omitted]	60
7.8	[Intentionally Omitted]	60
7.9	[Intentionally Omitted]	60
7.10	[Intentionally Omitted]	60
7.11	Lease Obligations	60
7.12	Capital Expenditures	60
7.13	Change in Business	60
7.14	Accounting Changes	61
7.15	Relocation of Collateral, Chief Executive Offices, or Deposit Accounts	61
7.16	No Negative Pledges in Favor of Others	61
7.17	[Intentionally Omitted]	61
7.18	[Intentionally Omitted]	61
7.19	[Intentionally Omitted]	61
7.20	Certain Restrictions	61
7.21	Financial Covenants	62
7.22	Restricted Payments	62
7.23	Priority of Loan Payments	63
7.24	Investments in Margin Stock	63
7.25	Amendments to Certain Agreements	63
ARTICLE 8.	EVENTS OF DEFAULT	64
8.1	Event of Default	64
	(a) Non-Payment	64
	(b) Representation of Warranty	64
	(c) Specific Defaults	64
	(d) Other Defaults	64
	(e) Cross-Default	64
	(f) Bankruptcy Orders	65
	(g) [Intentionally Omitted]	65
	(h) Pre-Petition Obligations	65
	(i) [Intentionally Omitted]	65
	(j) Judgements	65
	(k) Change in Control	65
	(l) Material Adverse Effect	65
	(m) Loan Documents Cease to be in Effect	66
	(n) Bankruptcy; Insolvency	66
8.2	Rights and Remedies	66
8.3	Remedies; Obtaining the Collateral Upon Default	67
8.4	Remedies; Disposition of the Collateral	67
8.5	Recourse	68
8.6	Rights Not Exclusive	68
ARTICLE 9.	THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT	69
9.1	Appointment and Authorization	69
9.2	Delegation of Duties	69
9.3	Liability of Administrative Agent and Collateral Agent	69
9.4	Reliance by Administrative Agent and Collateral Agent	69
9.5	Notice of Default	70
9.6	Credit Decision	70
9.7	Indemnification	71
9.8	Administrative Agent in Individual Capacity	72
9.9	Successor Administrative Agent and Successor Collateral Agent	72
ARTICLE 10.	MISCELLANEOUS	73
10.1	Amendments and Waivers	73
10.2	Notices	73
10.3	No Waiver; Cumulative Remedies	74
10.4	Costs and Expenses	74
10.5	Indemnity	75
10.6	Marshaling, Payments Set Aside	76
10.7	Successors and Assigns	76
10.8	Assignments; Participations; etc.	77
10.9	Set-off	79
10.10	Debits of Fees	79
10.11	Notification of Addresses, Lending Offices, Etc.	80
10.12	Counterpart	80
10.13	Severability	80
10.14	No Third Parties Benefited	80
10.15	Time	80
10.16	Governing Law and Jurisdiction	80
10.17	Waiver of Right to Jury Trial	81
10.18	Entire Agreement	81
10.19	Interpretation	82
10.20	[Intentionally Omitted]	82
10.21	Fees and Claims	82
10.22	Release	82
10.23	Further Assurances	82
10.24	Non-liability of Lender	82
10.25	Headings	83

RESTRUCTURED TERM CREDIT AGREEMENT

This RESTRUCTURED TERM CREDIT AGREEMENT, dated as of __________, 2001 is entered into by and among UNITED ARTISTS THEATRE COMPANY, a Delaware corporation ("UAT"), UNITED ARTISTS THEATRE CIRCUIT, INC., a Maryland corporation and a Subsidiary of UAT ("UATC"), UNITED ARTISTS REALTY COMPANY, a Delaware corporation and a Subsidiary of UAT ("UARC"), UNITED ARTISTS PROPERTIES I CORP., a Colorado corporation and a Subsidiary of UARC ("Prop I"), and UNITED ARTISTS PROPERTIES II CORP. ("Prop II"), a Colorado corporation and a Subsidiary of UARC (UAT, UATC, UARC, Prop I and Prop II being hereinafter collectively referred to as "Borrowers," and each individually as a "Borrower"), jointly and severally, the several lenders party to this Agreement as identified on Schedule "A" hereto (collectively, the "Lenders"; individually, a "Lender"), and BANK OF AMERICA, N.A. ("BofA"), as administrative agent and collateral agent for and on behalf of the Lenders (the "Administrative Agent" or "Collateral Agent," as the case may be).

RECITALS

                  UAT, the several lenders party thereto (collectively, the "Credit Lenders"), and the Administrative Agent are parties to that certain CREDIT AGREEMENT dated as of April 21, 1998 (the "Credit Agreement"); as amended by that certain FIRST AMENDMENT TO CREDIT AGREEMENT AND MASTER ASSIGNMENT AND ACCEPTANCE AGREEMENT dated as of June 11, 1998 (the "First Amendment"); as amended by that certain SECOND AMENDMENT TO CREDIT AGREEMENT dated as of March 31,1999 (the "Second Amendment"); and as amended by that certain WAIVER AND THIRD AMENDMENT TO CREDIT AGREEMENT dated as of September 27, 1999 (the "Third Amendment") (the Credit Agreement, together with the First Amendment, the Second Amendment and the Third Amendment, the "Original Credit Agreement").
                  On September 5, 2000, Borrowers and certain of their Subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court, for the District of Delaware (the "Bankruptcy Court"), with all of such cases being jointly administered for procedural purposes under the Case No. 00-00-3514 (SRL).
                  On January ___, 2001, the Bankruptcy Court entered its Order confirming Borrowers' Plan of Reorganization (as defined below).

NOW, THEREFORE, in consideration of the above recitals and in order to induce the Lenders to make such a term credit facility available to Borrowers, the parties hereto agree as follows:

  DEFINITIONS

    Defined Terms

      In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

    "Additional Debt" means additional indebtedness for borrowed money, Capital Lease Obligations, and related Swap Contracts, on an unsecured or secured (relating to Capital Expenditures only) basis, not to exceed $5,000,000 in the aggregate.

    "Administrative Agent" means BofA, in its representative capacity as Administrative Agent for the Lenders hereunder, and any permitted successor Administrative Agent.

    "Administrative Agent-Related Persons" means BofA and any successor Administrative Agent pursuant to Section 9.9, together with, their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

    "Administrative Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Administrative Agent or such other address as the Administrative Agent may from time to time specify in writing in accordance with Section 10.2.

    "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of 10% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person.  In no event shall the Lenders be deemed an "Affiliate" of Borrowers or of any Subsidiary of Borrowers.  For the purposes of this definition in relation to any Affiliate of Borrowers, in no event shall Anschutz or its Subsidiaries or Affiliates (other than Borrowers and their Subsidiaries) be deemed as an Affiliate herein defined.

    "Agreement" means this Restructured Term Credit Agreement, as amended, modified, supplemented, renewed, replaced, or restated from time to time in accordance with the terms hereof.

    "Aggregate Commitment" means the combined Credit Commitments of the Lenders, in the initial amount of Two Hundred Fifty-Two Million Two Hundred Thousand Dollars $252,200,000.00, as such amount may or shall be reduced from time to time pursuant to this Agreement, including without limitation the provisions of Section 2.3 hereof.

    "Annual Retained Proceeds" has the meaning specified in Section 2.3.

    "Anschutz" means The Anschutz Corporation.

    "Anschutz Sub Debt" means additional subordinated indebtedness for borrowed money incurred by Borrowers or preferred stock issued by Borrowers, not to exceed $25,000,000 in the aggregate, with PIK interest or PIK dividends, payable to Anschutz or any of its Affiliates.

    "Applicable Margin" means 4% per annum.

    "Assignee" has the meaning specified in Section 10.8(b).

    "Assignment and Acceptance" has the meaning specified in Section 10.8(a).

    "Assistant Secretary" means any Assistant Secretary of a Borrower.

    "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, including the reasonable cost of retaining consultants and financial advisors.

    "Audited Financial Statement" means the audited consolidated balance sheet of Borrowers and their Subsidiaries for the fiscal year ended December 30, 1999, and the related consolidated statements of income and cash flows for such fiscal year of Borrowers and their Subsidiaries.

    "Auditors" means Arthur Andersen LLP or other independently certified public accountants of recognized national standing reasonably acceptable to the Lenders.

    "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended (11 U.S.C. Section 101, et seq.).

    "Bankruptcy Court" shall have the meaning ascribed to such term in the Recitals to this Agreement.

    "Base Rate" means, for any day, a rate per annum (rounded upwards to the next 1/100 of 1%) equal to the higher of (a) the Reference Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

    "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

    "BofA" means Bank of America, N.A., a national banking association.

    "Borrowers" means UAT, UATC, UARC, Prop I and Prop II, and each of them, and any one or more of them, collectively and individually, jointly and severally.

    "Borrowing" means a borrowing hereunder consisting of Loans made to Borrowers by the Lenders pursuant to Section 2.1.

    "Business Day" means any day other than a Saturday, Sunday or other day on which commercial lenders in Los Angeles are authorized or required by law to close.

    "Capital Expenditures" means, for any reporting period and with respect to any Borrower the aggregate of all principal amounts for any acquisition and the amount of any financing or leasing by such Borrower and its Subsidiaries for the acquisition, financing or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period and all amounts paid or accrued on Capital Leases and Indebtedness incurred or assumed to acquire capital assets) which are placed into service and should be capitalized under GAAP on a consolidated balance sheet of such Borrower and its Subsidiaries.  For purposes of this definition, the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment or with insurance proceeds paid on account of loss or of damage to the assets being replaced or restored, or with the proceeds from the sale of assets being replaced or restored, shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of proceeds from insurance or asset sale, as the case may be.  Except where otherwise specified in this Agreement, Capital Lease Obligations for leases of theatres (including any related real property interests) shall be excluded from the definition of "Capital Expenditures."

    "Capital Lease" has the meaning specified in the definition of Capital Lease Obligations.

    "Capital Lease Obligations" means all monetary obligations of Borrowers or any of their Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be capitalized or the balance sheet of such Person.

    "Cases" means the Chapter 11 cases concerning Borrowers and certain of their Subsidiaries, commenced on the Petition Date, described in Recital B hereof and pending in the Bankruptcy Court.

    "Cash Equivalent" means:

          securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than six months from the date of acquisition;
          certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than six months, issued by any Lender, or by any U.S. commercial lender or any branch or agency of a non-U.S. lender licensed to conduct business in the U.S. having combined capital and surplus of not less than $500,000,000 whose short-term debt securities are rated at least A-1 by Standard & Poor's Corporation or any successor rating agency or P-1 by Moody's Investors Service, Inc. or any successor rating agency; and
          commercial paper rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service Inc. and in either case having a tenor of not more than six months.

          "CERCLA" has the meaning specified in the definition of "Environmental Laws."

          "Change of Control Event" means, with respect to any Person, an event or series of events by which:

          [Intentionally Omitted].
          during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or where election or nomination to that board or other equivalent governing body was approved by persons or entities having the power to appoint or nominate the persons referred to in clauses (i)  and (ii) above.
          Anschutz and/or any Affiliates of Anschutz cease to beneficially own and control, directly or indirectly, at least [25%] of the issued and outstanding shares of capital stock of each Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board or other equivalent governing body of such Borrower.

          Closing Date" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by all the Lenders.

          "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

          "Collateral" means any property or assets of Borrowers, whether real property or personal property, tangible or intangible, that now or hereafter are subject to a security interest pursuant to this Agreement and the Security Agreements including, without limitation, any assets acquired by Borrowers and financed by the Lenders pursuant to this Agreement.

          "Collateral Agent" means BofA, in its representative capacity as Collateral Agent for the Lenders hereunder, and any permitted successor Collateral Agent.

          "Collateral Agent-Related Person" means BofA and any successor Collateral Agent pursuant to Section 9.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Commitment Percentage" means, as to any Lender, the percentage equivalent of such Lender's Credit Commitment divided by the Aggregate Commitment.

          "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

          "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code.

          "Consolidated" means, as applied to any financial or accounting term with reference to any Person, such term determined on a consolidated basis for such Person in accordance with GAAP, including principles of consolidation, consistently applied.

          "Contingent Obligation" means, as to any Borrower (a) any Guaranty Obligation of that Borrower; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Borrower, (i) in respect of any letter of credit or similar instrument issued for the account of that Borrower or as to which that Borrower is otherwise liable for reimbursement of drawings or payments or (ii) to purchase any materials, supplies or other property from, or to obtain the services of, another Borrower if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of "Guaranty Obligation") be deemed equal to the maximum reasonably anticipated liability in respect thereof.

          "Contractual Obligations" means, as to any Borrower, any provision of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Borrower is a party or by which it or any of its property is bound.

          "Controlled Group" means Borrowers and all Persons (whether or not incorporated) under common control or treated as a single employer with Borrowers or any of their Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code.

          "Credit Commitment" with respect to each Lender, has the meaning specified in Section 2.1.

          "Credit Lenders" shall have the meaning ascribed to such term in the Recitals to this Agreement.

          "Creditors' Committee(s)" means the Official Committee(s) of Unsecured Creditors or similarly appointed committee(s) appointed by the United States Trustee in the Cases.

          "Deeds of Trust" means those certain Deeds of Trust with Security Agreement, Assignment of Leases and Rents and Fixture Filing, entered into between UATC and the Administrative Agent, in connection with the Original Credit Agreement, all as modified by the Modifications of Deed of Trust.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Disposition" means, to the extent that any of the following arises out of the Ordinary Course of Business, (a) the sale, lease, conveyance, transfer or other disposition of Property, including but not limited to a Sale-and-Leaseback Transaction, (b) the sale or transfer by Borrowers or any Subsidiary of Borrowers of any equity securities issued by any Subsidiary of Borrowers and held by such transferor Person (other than grant of stock options pursuant to the Term Sheet and the issuance of equity securities upon the exercise thereof), and (c) sale or transfer of any accounts and notes receivables, with or without recourse.

          "Dollars," "dollars" and "$" each mean lawful money of the United States.

          "EBITDA" means, with respect to any Person for any period, (a) the gross operating revenues of such Person for such period derived in the ordinary course of its business from operations (including, in the case of Borrowers, revenues received as management fees under agreements entered into by Subsidiaries of Borrowers), minus, (b) all operating expenses from operations of such Person for such period, including without limitation, technical, film, actual operating lease rent (including actual operating lease rent payable to an Affiliate of such Person), selling, advertising, general and administrative expenses and corporate overhead of such Person during such period, plus (c) depreciation, amortization, deferred taxes and other non-cash charges in each case including, without limitation, any increase or decrease, resulting from any adjustments for appreciation or depreciation in the value of any option to acquire the common stock of Borrowers to the extent deducted in calculating operating income from continuing operations of such Person for such period, but only to the extent not paid in cash.

          In the calculation of EBITDA there shall be excluded interest expense, interest income, extraordinary items and gains or losses on (and proceeds from) sales or dispositions of assets outside the Ordinary Course of Business.  With respect to the consolidated EBITDA of any Person, the effect of revenues and expenses associated with any minority interest in Subsidiaries of such Person, and intercompany transactions, including the payment of dividends by Subsidiaries of such Person shall be excluded.  All dividends of unconsolidated (owned 50% or less) subsidiaries or other Persons shall be included to the extent they are paid in cash.

          In the case of the sale, transfer or other disposition, or an acquisition of an operating theatre by any such Person during any period, EBITDA shall be adjusted as it would have been if such acquisition, sale, transfer or other disposition had been consummated on the first day of the most recently completed last twelve month period of such Person.

          In the case of newly constructed theatres or screens which have not had 12 complete months of operations during a measurement period, the EBITDA for such theatres or screens shall be PPEBITDA plus PFEBITDA.  PFEBITDA shall be calculated by annualizing the EBITDA for those complete months during which such new theatre or screen has been in operation based on the monthly annualization factors for such month(s) set forth in Schedule 1.1(a) hereto in accordance with the following formula:

	PFEBITDA	=	EBITDAM - PPEBITDA AF
Where
	PFEBITDA	=	Pro Forma EBITDA.
	EBITDAM	=

          Sum of actual EBITDA for each Included Month. "Included Month" is each full month that such theatre or screen was in operation covered by the most recent compliance certificate (the "Prior Period EBITDA") plus each full month that such theatre or screen was in operation from the end of the period covered by the compliance certificate to the date of calculation.

	AF	=	Sum of annualization factors set forth in Schedule 1.1(a) for the Included Months.
	PPEBITDA	=	Prior Period EBITDA, which is the actual aggregate cash flow for the theatres or screens included in the measurement period.

          "Eligible Assignee" means (a) a financial institution organized under the laws of the United States, or any state thereof and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; (d) another Lender; (e) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies; or (f) other lenders or institutional investors consented to in writing in advance by the Administrative Agent and Borrowers.

          "Employee Benefit Plan" means a "pension plan"(as defined in Section 3(2) of ERISA) maintained by Borrowers or any of their respective ERISA Affiliates or as to which Borrowers or any such ERISA Affiliate has contributed or otherwise may have any liability.

          "E.N." means E.N. Investment Company, a wholly owned Subsidiary of Anschutz.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any applicable Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by Borrowers, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities applicable to Borrowers, in each case relating to environmental, health, safety and land use matters; including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, and any similar state or local law in effect, each as amended from time to time.

          "Environmental Permits" has the meaning specified in subsection 5.12(b).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (n) or (o) of the Code or pursuant to Section 4001(b) of ERISA.

          "Event of Default" means any of the events or circumstances specified in Section 8.1.

          "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal) any of the following: (a) any loss, destruction or damage of such property or asset; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset.

          "Exchange Act" means the Securities and Exchange Act of 1934 and regulations promulgated thereunder.

          "Exit Facility" means that certain $35 million credit facility to be provided to Borrowers pursuant to the terms and conditions of the Exit Facility Commitment.

          "Exit Facility Commitment" means that certain commitment letter dated November 3, 2000 from Bankers Trust Company and containing the salient terms and conditions of the Exit Facility, as ultimately approved by an order of the Bankruptcy Court on or before the Confirmation Date.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Lender of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.  For purposes of this Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Base Rate shall be the Reference Rate until the circumstances giving rise to such inability no longer exist.

          "Filing Subsidiaries" means, collectively, those Subsidiaries of Borrowers who filed the Plan of Reorganization with the Bankruptcy Court in the Cases.

          "First Principal Payment Date" means the date which is the last Business Day of the first calendar quarter after the calendar quarter in which the Confirmation Date occurs.

          "Funded Indebtedness" means, without duplication, all Indebtedness for borrowed money and all Contingent Obligations relating thereto, Capital Lease Obligations and any net obligations of such Person under Swap Contracts on or after termination of the applicable Swap Contract.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrowers or the Lenders shall so request, the Administrative Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lenders), provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

          "Governmental Authority" means (a) any federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility having jurisdiction over Borrowers.

          "Guaranty Obligation" means, as applied to any Borrower any direct or indirect liability of that Borrower with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Borrower (the "primary obligor"), including any obligation of that Borrower whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.  The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the related primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

          "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any applicable Environmental Law, including all substances identified under any applicable Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

          "Indebtedness" means, as to any Person at a particular time without duplication, all of the following:

          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
          any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments;
          net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;
          whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          lease payment obligations under Capital Leases or Synthetic Lease Obligations;
          all Guaranty Obligations of such Person in respect of any of the foregoing; and
          all Contingent Obligations;

        provided that obligations constituting contingent liabilities of such Person as a general partner in respect of operating liabilities of the partnership in which it is such a general partner shall constitute Indebtedness only when and to the extent that such contingent liabilities become due and payable obligations of such general partner.

        "Indebtedness Proceeds" has the meaning specified in Section 2.3(b).

        "Indemnified Liabilities" has the meaning specified in Section 10.5.

        "Indemnified Person" has the meaning specified in Section 10.5.

        "Interest Coverage Ratio" means the ratio, determined as of the end of each fiscal quarter of Borrowers, listed in the corresponding column under Section 7.21, of (i) consolidated EDITDA of Borrowers and their Subsidiaries for the trailing four quarters to (ii) consolidated Interest Expense of Borrowers and their Subsidiaries for the trailing four quarters.

        "Interest Expense" means, for any Person for any fiscal period, the sum of the amount of all interest on total Indebtedness that was paid, payable and/or accrued for such fiscal period.

        "Interest Payment Date" means the last Business Day of each Interest Period applicable to each Loan.

        "Interest Period" means the period commencing on the Closing Date and ending on the date one, two or three months thereafter, as selected by Borrowers in their notice to the Administrative Agent from time to time; provided that:

        (a) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

        (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

        (c) no Interest Period for any Loan shall extend beyond the Termination Date; and

        (d) no Interest Period applicable to any Loan shall extend beyond the next Quarterly Principal Payment Date.

        "Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by Borrowers or any of their Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

        "Laws" or "Law" means all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

        "Leasehold Deeds of Trust" means those certain Leasehold Deeds of Trust and Fixture Filing and Assignment of Leases and Rents, substantially in the form of Exhibit I, entered into between UATC, a trustee appointed in each relevant jurisdiction and the Administrative Agent, as modified to conform to the requirements of any given jurisdiction.

        "Lender" has the meaning specified in the introductory clause hereto and includes successors and permitted assigns pursuant to Section 10.8.

        "Lender Affiliate" means a Person which is an Affiliate of a Lender.

        "Lending Office" means, with respect to any Lender, the office or offices of the Lender specified as its "Lending Office" opposite its name on the applicable signature page hereto, or such other office or offices of the Lender as it may from time to time specify in writing to Borrowers and the Administrative Agent.

        "Letter Agreement" has the meaning specified in Section 2.7(a).

        "LIBO Rate" means with respect to any Borrowing for the Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        "LIBO Rate Loan" means a Loan that bears interest based on the LIBO Rate.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement (in the nature of compensating balances, cash collateral accounts or security interests), encumbrance, lien (statutory or other), charge, or priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

        "Loan(s)" means extensions of credit by a Lender to or for the benefit of Borrowers pursuant to Section 2.1.

        "Loan Documents" means this Agreement, the Notes, the Security Agreements, UCC Financing Statements, the Release of Claims, all documents, agreements, certificates, or instruments delivered to the Administrative Agent, or the Lenders in connection therewith, and any amendments, supplements, modifications, renewals, or restatements of any thereof.

        "Majority Lenders" means, at any time, the Lenders then having or holding more than fifty percent (50%) of the Aggregate Commitment.

        "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

        "Material Adverse Effect" means any set of circumstances or events (other than the filing and prosecution of the Cases and as may be contemplated by the Plan of Reorganization) which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets or operations of Borrowers and their Subsidiaries, taken as a whole, or (c) materially impairs or could reasonably be expected to materially impair the ability of Borrowers and their Subsidiaries, taken as a whole, to perform the Obligations.

        "Material Subsidiary" means, at any particular time, any Wholly-Owned Subsidiary of Borrowers that, together with the Subsidiaries of such Subsidiary, (a) accounted for more than five percent of EBITDA for the most recently completed four fiscal quarters of Borrowers and their Subsidiaries on a Consolidated basis or (b) was the owner of more than five percent of the Consolidated assets of Borrowers and their Subsidiaries as at the end of the most recent fiscal quarter of Borrowers.

        "Modifications of Deed of Trust" means the instruments, substantially in the form of Exhibit J, pursuant to which the Deeds of Trust are modified in connection with the execution of this Agreement.

        "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or has within the immediately preceding period including five full Plan years made, or been obligated to make, contributions.

        "Mortgages" means the deeds of trust, mortgages and other documents executed and delivered by Borrowers to the Administrative Agent, at the Administrative Agent's option, in connection with encumbering in favor of the Administrative Agent, on behalf of the Lenders, the real property more specifically described in Schedule 1.2 attached hereto.

        "Negative Pledge" means a Contractual Obligation that contains a covenant binding on Borrowers or any of their Subsidiaries that prohibits Liens on any of their property in favor of the Collateral Agent for the Lenders party hereto, other than any such covenant contained in a Contractual Obligation which affects only the-property that is the subject of such Contractual Obligation.

        "Net Proceeds" means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalent) as and when received by Borrowers or their Subsidiaries making a Disposition (other than a Permitted Disposition), net of (a) the direct costs relating to such Disposition (including fees, expenses and commissions with respect to legal, accounting, financial advisory, brokerage and other professional services provided in connection with such disposition) excluding amounts payable to Borrowers or any Affiliate of Borrowers, (b) sale, use or other transaction taxes paid or payable as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition.  "Net Proceeds" shall also include proceeds received by any Person in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents in respect of any Event of Loss net of (i) all money actually applied (or committed to be applied within six months of the Disposition) to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

        "Note" means a promissory note of Borrowers payable to the order of a Lender in substantially the form of Exhibit A, evidencing the aggregate indebtedness of Borrowers to such Lender resulting from a Loan made by such Lender which indebtedness constitutes the joint and several obligations of each of Borrowers and its Subsidiaries.

        "Notice of Lien" means any notice of lien or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

        "Notice to Depositary Institution" means, with respect to each deposit account in which any of Borrowers have an interest, a notice signed by the relevant Borrower and the Administrative Agent, in the form of Exhibit B, to be given to the depositary institution where such deposit account is maintained, for the purpose of notifying such depositary institution of the security interest of the Administrative Agent in such deposit account, and for the purpose of perfecting such security interest to the extent that it may be perfected by the giving of such a notice.

        "Obligations" means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by Borrowers to any Lender or the Administrative Agent, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

        "Operating Lease" means, as applied to any Borrower, any lease of Property which is not a Capital Lease.

        "Ordinary Course of Business" means, in respect of any transaction involving Borrowers or any Subsidiary of Borrowers, the ordinary course of such Person's business, as conducted by any such Person reasonably in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

        "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of shareholders of such corporation.

        "Original Credit Agreement" shall have the meaning ascribed to such term in the Recitals to this Agreement.

        "Other Taxes" has the meaning specified in subsection 3.1(b)

        "Participant" has the meaning specified in subsection 10.8(d).

        "Permitted Disposition" has the meaning specified in Section 7.2.

        "Permitted Liens" has the meaning specified in Section 7.1.

        "Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

        "Petition Date" means September 5, 2000, the date on which Borrowers filed their respective petitions for relief commencing the Cases.

        "PIK" means Paid-in-Kind.

        "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrowers or any member of the Controlled Group sponsors or maintains or to which Borrowers or member of the Controlled Group makes or is obligated to make contributions, and includes any Multiemployer Plan or a Qualified Plan.

        "Plan of Reorganization" means the Chapter 11 Joint Plan of Reorganization of Borrowers and their Filing Subsidiaries filed in the Cases on September 5, 2000, as amended and may be further modified or amended from time to time.

        "Pledged Subsidiaries" means Subsidiaries of Borrowers, all the issuing and outstanding capital stock or other ownership interest of which are pledged pursuant to the Security Agreements.

        "Property" means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible including, without limitation, all Capital Leases and Operating Leases, and any assets constituting Collateral under the terms of this Agreement.

        "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 40.1(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period including five full Plan years; but excluding any Multiemployer Plan.

        "Quarterly Principal Payment Date" means the last Business Day of each calendar quarter after the First Principal Payment Date up to and including the Termination Date.

        "Reference Rate" means the rate per annum determined by BofA from time to time as its Reference Rate of interest and publicly announced as such from time to time by BofA.  The Reference Rate is set by BofA based upon various factors including its costs and desired return, general economic conditions and other factors, and such rate is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the reference rate announced shall take effect at the opening of business on the day BofA publicly announces such rate.

        "Release of Claims" means the Release of Claims attached on Schedule 10.22 hereto in favor and for the benefit of the Administrative Agent and the Lenders.

        "Requisite Notice" means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) irrevocable telephonic notice to the intended recipient, promptly confirmed by a written notice to such recipient.  Such notices shall be (i) delivered or made to such recipient at the address, telephone number or facsimile number set forth on Schedule 1.1(b) or as otherwise designated by such recipient by Requisite Notice to the Administrative Agent and (ii) if made by Borrowers, given or made by a Responsible Officer.  Any written notice shall be in the form, if any, prescribed in the applicable section herein and may be given by facsimile provided such facsimile is promptly confirmed by a telephone call to such recipient.

        "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

        "Responsible Officer" means the president or chief financial officer of a Borrower.  Any document or certificate hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

        "Sale-and-Leaseback Transaction" means any transaction or series of related transactions pursuant to which any of Borrowers or their Subsidiaries sells or transfers any real or tangible property or asset in connection with the leasing, or the resale against installment payments, or as part of an arrangement involving the leasing or the resale against installment payments, of such property or asset to the seller or transferor.

        "SEC" means the Securities and Exchange Commission, or any successor thereto.

        "Secretary" means the Secretary of a Borrower.

        "Security Agreement" means that certain Security Agreement of even date herewith, entered into between Borrowers and the Administrative Agent, at the option of the Administrative Agent, substantially in the form of Exhibit F.

        "Security Agreements" means the Security Agreement, the UAPH II Stock Pledge Agreement, the Stock Pledge Agreement, the Modifications of Deed of Trust, the Deeds of Trust, the Mortgages, the Leasehold Deeds of Trust, UCC Financing Statements and any one or more of them, together with all other Collateral documents, if any, executed in connection with this Agreement.

        "Stock Pledge Agreement" means that certain Stock Pledge Agreement dated of even date herewith, entered into between Borrowers and the Administrative Agent, at the option of the Administrative Agent, substantially in the form of Exhibit G.

        "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which greater than fifty percent (50%) of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrowers.

        "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any, such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended supplemented or otherwise modified in writing from time to time, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

        "Synthetic Lease Obligations" means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

        "Taxes" has the meaning specified in subsection 3.1(a).

        "Term Sheet" means that certain Term Sheet, dated as of August 11, 2000, attached as Schedule B hereto, among BofA, the Lenders, Borrowers, Morgens, Waterfall, Vintiadis & Company, Inc., Van Kampen Prime Rate Income Trust, Van Kampen Senior Income Trust, the Anschutz Corporation, E.N. Investment Company, UAB, Inc., UAB II, Inc., Tallthe, Inc., UA Theatre Amusements, Inc., UA Property Holding II, Inc., Beth Page Theatre Co., Inc., U.A.P.R., Inc., King Reavis Amusement Company, UA International Property Holding, Inc., United Artists International Management Company, and United Film Distribution Company of South America.

        "Termination Date" means the earliest to occur of:

        the first Business Day which is four (4) years after the Confirmation Date; and
        the date on which the Credit Commitments shall terminate, or shall be reduced to zero, in accordance with the provisions of this Agreement including, without limitation, due to a Default or an Event of Default.

    "Theatre" or "Theatres" means theatres owned or operated by any of Borrowers or their Subsidiaries from time to time.

    "Total Leverage Ratio" means the ratio, determined as of the end of each fiscal quarter of Borrowers, listed in the corresponding column under Section 7.21, of (i) consolidated total Funded Indebtedness of Borrowers and their Subsidiaries for the trailing four quarters to (ii) consolidated EBITDA of Borrowers and their Subsidiaries for the trailing four quarters.

    "Transferee" has the meaning specified in subsection 10.8(e).

    "UAPH II" means UA Property Holding II, Inc., a Colorado corporation.

    "UAPH II Stock Pledge Agreement" means that certain Stock Pledge Agreement dated of even date herewith, entered into between UAPH II and the Administrative Agent, at the option of the Administrative Agent, substantially in the form of Exhibit H.

    "UARC Leases" means (a) the Lease Agreement, dated as of November 1, 1988, between Prop I and UAT, as amended or otherwise modified by (i) the First Amendment thereto, dated as of May 1, 1990, (ii) the Second Amendment thereto, dated as of September 1, 1990, and (iii) the Assignment of Lease Agreement, dated as of November 1, 1988, from Prop I to The Connecticut Lender, and (b) the Master Lease Agreement and Master Sublease Agreement, each dated as of the date of the Indenture, between UARC and UAT, in each case, as such agreements are amended, supplemented or otherwise modified as permitted hereunder.

    "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

    "UCC Financing Statements" means the financing statements to be signed and delivered by Borrowers to the Administrative Agent, at the Administrative Agent's option, to perfect the security interests granted in the Security Agreements (to the extent that such security interests may be perfected by the filing of financing statements), in form and substance satisfactory to the Administrative Agent, as they may from time to time be amended, modified, or continued.

    "Unfunded Pension Liabilities" means the excess of the present value of a Plan's accrued benefits, as defined in Section 3(23) of ERISA, as of the most recent valuation date for such Plan utilizing the actuarial assumptions set forth in such valuation, over the current value of that Plan's assets, as defined in Section 3(26) of ERISA, as of such date.

    "United States" and "U.S." each means the United States of America.

    "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by Borrowers, or by one or more of the other direct or indirect Wholly-Owned Subsidiaries, or both.

    "Working Group" means BofA, Morgens, Waterfall, Vintiadis & Company, Inc. and Van Kampen Investment Advisory Corp. in their respective capacity as Lenders.

    Other Interpretive Provisions
      Defined Terms

      .  Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the California UCC shall have the meanings therein described.

      The Agreement

      .  The words "hereof," "herein," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.  All exhibits and schedules to this Agreement are hereby deemed incorporated herein by this reference as a part of this Agreement.

      Certain Common Terms

      The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced;

      The term "including" is not limiting and means "including without limitation"; and

      The term "or" is not exclusive and has the meaning commonly associated with the phrase "and/or."

      Performance; Time

      .  Whenever any performance obligation hereunder shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."  If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all commercially reasonable means, direct or indirect, of taking, or not taking, such action.

      Contract

      .  Unless otherwise expressly provided herein or therein, references in the Loan Documents to agreements and other contractual instruments shall be deemed to include all subsequent amendments, modifications, renewals, extensions, replacements, supplements to, and restatements thereto, but only to the extent the same are not prohibited by the terms of any Loan Document.

      Laws

      .  References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

      Captions

      .  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

      Independence of Provision

    .  The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

    Accounting Principles
            Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.
            References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of Borrowers, for example, "Fiscal Year 1999" refers to the fiscal year of Borrowers ended December 30, 1999.
    Rounding

    .  Any financial ratios required to be maintained by Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

    Exhibits and Schedules

  .  All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.  A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

  THE TERM CREDIT

    Amounts and Terms of Credit Commitments

    .  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to maintain a Loan to Borrowers in an aggregate amount not to exceed the amount set forth opposite such Lender's name in Schedule 2.1 under the heading "Credit Commitment" (such amount as the same may or shall be reduced pursuant to Section 2.3 or as a result of one or more assignments pursuant to Section 10.8, the Lender's "Credit Commitment").

    Notes

    .  The Loan maintained by each Lender shall be evidenced by a Note payable to the order of that Lender in an amount equal to its Credit Commitment.

    Mandatory Prepayments
            The Credit Commitments shall be automatically reduced by an amount equal to seventy-five percent (75%) of the Net Proceeds.  During the occurrence and continuance of a Default or Event of Default, the Credit Commitments shall be automatically reduced by one hundred percent (100%) of the Net Proceeds; provided, however, that Borrowers may, at their election, retain the Net Proceeds of up to $3 million per year following the Confirmation Date (the "Annual Retained Proceeds") (in addition to the twenty-five percent (25%) of the Net Proceeds that Borrowers may retain pursuant to this Section 2.3(a)); provided further that if in any year following the Confirmation Date Borrowers and their Subsidiaries have retained no Net Proceeds, or the Net proceeds so retained are less than $3 million, then the difference between $3 million and the amount so retained may be carried forward only to the next succeeding year.  Borrowers shall immediately notify the Administrative Agent of the occurrence of any such transaction giving rise to the Net Proceeds.
            The Credit Commitments shall be automatically reduced by one hundred percent (100%) of the proceeds of any indebtedness incurred for borrowed money and/or equity securities (other than grant of stock options pursuant to the Term Sheet and the issuance of equity securities upon the exercise thereof) issued by Borrowers or any of their Subsidiaries (the "Indebtedness Proceeds") except for the following:
        indebtedness incurred by a Subsidiary that is not directly or indirectly wholly owned by UA or UATC;
        Additional Debt;
        Anschutz Sub Debt (subject to the provisions set forth below);
        Exit Facility; and
        indebtedness (1) secured by liens or negative pledges on Property, which liens or negative pledges were created pursuant to Contractual Obligations in effect when such Property was purchased; and (2) secured by purchase money security interests incurred in the Ordinary Course of Business.

    Notwithstanding any other provision contained herein, any Anschutz Sub Debt:  (i) shall be subordinate to Borrowers' Obligations under this Agreement; (ii) shall be payable from Borrowers only, with no upstream credit support of any Subsidiaries of Borrowers; (iii) shall have no cash payment (whether principal, interest, dividend or otherwise) until the later of (x) the maturity of the Anschutz Sub Debt or (y) payment in full in cash of all Obligations (other than Continent Obligations and indemnities that survive the repayment of the Loans) under this Agreement; and (iv) shall have a maturity date no earlier than one (1) year after the Termination Date.

    Repayments

    .  Commencing on the First Principal Payment Date and for each Quarterly Principal Payment Date thereafter, Borrowers shall repay to the Lenders in full the Loans as follows:  (a) one quarter of one percent (1%) per quarter of the Aggregate Commitment for each of the first three (3) years; (b) two and one-half percent (2.5%) per quarter of the Aggregate Commitment on each Quarterly Principal Payment Date for the final year; and (c) a final payment of the unpaid principal balance of the Aggregate Commitment on the Termination Date.  Notwithstanding the foregoing, Borrowers may, subject to the terms of Section 10.4(d) and upon at least three (3) Business Days' notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given Borrowers will on such proposed date, prepay the outstanding principal amount of the Loans in whole or in part in the aggregate amount stated in such notice, without penalty or premium but with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in the aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

    Joint Borrower Provisions

    .  Each Borrower represents to the Lenders that each is an integral part of a consolidated enterprise, and that each Borrower will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise that are Borrowers.  Each Borrower irrevocably authorizes each other Borrower to act on its behalf in requesting, authorizing, and using the proceeds of the Loans made hereunder, and each Borrower agrees to be bound by the acts of each of the others in connection with the Loan Documents.

    Each Borrower is, and at all times shall be, jointly and severally liable for each and every one of the Obligations hereunder, regardless of which Borrower requested, received, used, or directly enjoyed the benefit of the extensions of credit hereunder.  Unless otherwise expressly set forth to the contrary in any of the Security Agreements, all of the Collateral provided under the Security Agreements shall secure all of the Obligations.  Each Borrower's Obligations under this Agreement are independent Obligations and are absolute and unconditional.  Each Borrower, to the extent permitted by law, hereby waives any defense to such Obligations that may arise by reason of the disability or other defense or cessation of liability of any other Borrower for any reason other than payment in full.  Each Borrower also waives any defense to such Obligations that it may have as a result of any holder's election of or failure to exercise any right, power, or remedy, including, without limitation, the failure to proceed first against such other Borrower or any security it holds for such other Borrower's Obligations under any Loan Document, if any.  Without limiting the generality of the foregoing, each Borrower expressly waives all demands and notices whatsoever (except for any demands or notices, if any, that such Borrower expressly is entitled to receive pursuant to the terms of any Loan Document), and agrees that the Lenders and the Administrative Agent may, without notice (except for such notice, if any, as such Borrower expressly is entitled to receive pursuant to the terms of any Loan Document) and without releasing the liability of such Borrower, extend for the benefit of any other Borrower the time for making any payment, waive or extend the performance of any agreement or make any settlement of any agreement for the benefit of any other Borrower, and may proceed against each Borrower, directly and independently of any other Borrower, as such obligee may elect in accordance with this Agreement.

    Each Borrower acknowledges that the Obligations of such Borrower undertaken herein or in the other Loan Documents, and the grants of security interests and liens by such Borrower to secure Obligations of the other Borrowers could be construed to consist, at least in part, of the guaranty of Obligations of the other Borrowers and, in full recognition of that fact, each Borrower consents and agrees as hereinafter set forth in the balance of this Section 2.5.  The consents, waivers, and agreements of the Borrowers that are contained in the balance of this Section 2.5 are intended to deal with the suretyship aspects of the transactions evidenced by the Loan Documents (to the extent that a Borrower may be deemed a guarantor or surety for the Obligations of another Borrower) and thus are intended to be effective and applicable only to the extent that any Borrower has agreed to answer for the Obligations of another Borrower or has granted a lien or security interest in Collateral to secure the Obligations of another Borrower.  Conversely, the consents, waivers, and agreements of the Borrowers that are contained in the balance of this Section 2.5 shall not be applicable to the direct Obligations of a Borrower with respect to credit extended directly to such Borrower, and shall not be applicable to security interests or liens on Collateral of a Borrower given to directly secure direct Obligations of such Borrower where no aspect of guaranty or suretyship is involved.  Each Borrower consents and agrees that the Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower, in accordance with the terms of the Loan Documents:  (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents or any security or guarantees granted or entered into by any Person(s) other than such Borrower, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof, (d) accept partial payments on the Obligations; (e) receive and hold additional security or guarantees for the Obligations or any part thereof, (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Lenders in their sole and absolute discretion may determine; (g) release any other Person (including, without limitation, any other Borrower) from any personal liability with respect to the Obligations or any part thereof, (h) with respect to any Person other than such Borrower (including, without limitation, any other Borrower), settle, release on terms satisfactory to the Lenders or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any other Borrower or any other Person, and correspondingly agree, in accordance with all applicable provisions of the Loan Documents, to the restructure of the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

    Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may enforce the Loan Documents independently as to each Borrower and independently of any other remedy or the Administrative Agent at any time may have or hold in connection with the Obligations, and, subject to the provisions of Section 8.3, it shall not be necessary for the Administrative Agent to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement.  Each Borrower expressly waives, subject to the provisions of Section 8.3, any right to require the Administrative Agent to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any collateral provided by any Person, and agrees that, subject to the provisions of Section 8.3, the Administrative Agent may proceed against Borrowers or any collateral in such order as it shall determine in its sole and absolute discretion.

    The Administrative Agent may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions.  Each Borrower agrees, for itself, that the Administrative Agent and any other Borrower, or any Affiliate of any other Borrower (other than such Borrower itself), may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy as to such Borrower of the Loan Documents.

    The Administrative Agent's and the Lenders' rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by the Administrative Agent or the Lenders (including, without limitation, the restoration or return of any amount pursuant to a court order or judgment (whether or not final or non-appealable), or pursuant to a good faith settlement of a pending or threatened avoidance or recovery action, or pursuant to good faith compliance with a demand made by a Person believed to be entitled to pursue an avoidance or recovery action (such as a bankruptcy trustee or a Person having the avoiding powers of a bankruptcy trustee, or similar avoiding powers), and without requiring the Administrative Agent or the Lenders to oppose or litigate avoidance or recovery demands or actions that it believes in good faith to be meritorious or worthy of settlement or compliance, or pursue or exhaust appeals), all as though such amount had not been paid.  The rights of the Administrative Agent or the Lenders created or granted herein and the enforceability of the Loan Documents at all times shall remain effective to cover the full amount of all the Obligations even though the Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any other Borrower and whether or not any other Borrower shall have any personal liability with respect thereto.

    To the maximum extent permitted by applicable law, each Borrower, for itself, expressly waives any and all defenses now or hereafter arising or that otherwise might be asserted by reason of (a) any disability or other defense of any other Borrower with respect to the Obligations or with respect to the enforceability of the Administrative Agent's security interest in or lien on any collateral securing any of the Obligations (including, without limitation, the Collateral), (b) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (c) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Obligations), (d) any failure of the Administrative Agent to give notice of sale or other disposition of Collateral to any other Borrower or any other Person other than such waiving Borrower, or any defect in any notice that may be given to any other Borrower for any other Person other than such waiving Borrower, in connection with any sale or disposition of any collateral securing the Obligations or any of them (including, without limitation, the Collateral), (e) any failure of the Administrative Agent to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Obligation that is owned by another Borrower or by any other Person other than such waiving Borrower, including any failure of the Administrative Agent to conduct a commercially reasonable sale or other disposition of any such collateral or other security for any Obligation, (f) any act or omission of the Administrative Agent or others that directly or indirectly results in or aids the discharge or release of any other Borrower, or the Obligations of any other Borrower, or any security or guaranty therefor, by operation of law or otherwise, or (g) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation.  Until such time, if any, as all of the Obligations (other than contingent obligations and indemnities which survive repayment of the Loans) have been paid and performed in full and no portion of any commitment of the Lenders to any Borrower under any Loan Document remains in effect, no Borrower shall have any right of subrogation, contribution, reimbursement or indemnity, and each Borrower expressly waives any right to enforce any remedy that the Administrative Agent now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any collateral now or hereafter held by the Administrative Agent.  Except to the extent expressly provided for in any Loan Document, each Borrower expressly waives, to the maximum extent permitted by applicable law, all rights or entitlements to presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of the Loan Documents or of the existence, creation or incurring of new or additional Obligations.

    In the event that all or any part of the Obligations at any time should be or become secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Borrower authorizes the Administrative Agent, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand except as is or may be expressly required by the terms of any Loan Document or by the provisions of any applicable law, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or non-judicial sale, without affecting or diminishing, except to the extent of the effect of the application of the proceeds realized therefrom, and except to the extent mandated by any non-waivable provision of applicable law, the Obligations of any Borrower (other than the Obligations of a grantor of a foreclosed deed of trust, mortgage, or other instrument, to the extent, if any, that applicable law affects or diminishes the Obligations of such grantor), the enforceability of this Agreement or any other Loan Document, or the validity or enforceability of any remaining security interests or liens of, or for the benefit of, the Lenders on any Collateral.

    Each Borrower hereby agrees to keep each other Borrower fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect thereto.  Each Borrower hereby agrees to undertake to keep itself apprized at all times as to the status of the business, affairs, finances, and financial condition of each other Borrower, and of the ability of each other Borrower to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect to any thereof.  Each Borrower hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Lenders shall have no duty to inform any Borrower of any information pertaining to the business, affairs, finances, or financial condition of any other Borrower, or pertaining to the ability of any other Borrower to perform its Obligations under the Loan Documents, even if such information is adverse, and even if such information might influence the decision of one or more of the Borrowers to continue to be jointly and severally liable for, or to provide Collateral for, Obligations of one or more of the other Borrowers.  To the fullest extent permitted by applicable law, each Borrower hereby expressly waives any duty of the Lenders to inform any Borrower of any such information,

    Borrowers and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, or otherwise adversely affect rights that Borrowers otherwise may have against other Borrowers, Lenders, or others, or against Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law.  If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

    Interest
            Subject to subsections 2.6(c) and 2.6(d), each Loan shall bear interest on the outstanding principal amount thereof from the Closing Date until it becomes due at a rate per annum equal to the LIBO Rate plus the Applicable Margin.
            Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of Loans pursuant to Section 2.4 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand.
            While any Event of Default exists, subject to the following paragraph of this subsection 2.6(c), Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of the Loans outstanding, at a rate per annum equal to the LIBO Rate plus the Applicable Margin plus an additional 2%.

            The foregoing notwithstanding, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any of the other Loan Documents is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), Borrowers agree to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a rate per annum equal to the LIBO Rate plus the Applicable Margin plus an additional 2%.

            Anything herein to the contrary notwithstanding, the Obligations of Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrowers shall pay such Lender interest at the highest rate permitted by applicable law.
    Fees
      Administrative Agent Fees

      .  Borrowers shall pay to the Administrative Agent an administrative agent fee in the amount set forth in a letter agreement dated as of August 16, 2000, by and between the Administrative Agent and UAT (the "Letter Agreement"), payable on the Confirmation Date, and on each anniversary thereafter.  The administrative agent fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid.  The administrative agent fee paid to the Administrative Agent is solely for its own account and is non-refundable.

      Collateral Agent Fees

      .  Borrowers shall pay to the Collateral Agent a collateral agent fees in the amounts set forth in the Letter Agreement, payable on the Confirmation Date, and on each anniversary thereafter.  The collateral agent fees are for the services to be performed by the Collateral Agent in acting as Collateral Agent and are fully earned on the date paid.  The collateral agent fees paid to the Collateral Agent are solely for its own account and are non-refundable.

      Agent Work Fee

      .  Borrowers shall pay to the Administrative Agent an agent work fee in the amount set forth in the Letter Agreement, payable on the Confirmation Date.  The agent work fee is for the services performed by the Administrative Agent in arranging the restructured term credit facility and is fully earned on the date paid.  The agent work fee paid to the Administrative Agent is solely for its own account and is non-refundable.

      Working Group and E.N. Fee

    .  Borrowers shall pay to the Administrative Agent on the Confirmation Date (to be held in trust for the Working Group and E.N.) a Working Group and E.N. fee in an amount equal to $1,000,000.  On the Confirmation Date, or as soon thereafter as practicable, the Working Group and E.N. shall pay such fee (provided that said fee has been actually received) to the equity holders of Borrowers existing as of the Confirmation Date in exchange for a covenant not to sue certain third parties on certain causes of action related to Borrowers and their Subsidiaries.

    Computation of Fees and Interest

    .  Computation of interest (including, without limitation, interest pursuant to subsection 2.6(a)) and fees for any Loan shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the Lenders than a method based on a year of 365 or 366 days.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

    Payments by Borrowers
            All payments (including prepayments) to be made by Borrowers on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim and shall, except as otherwise expressly provided herein, be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's Payment Office, in dollars and in immediately available funds, no later than 11:00 a.m. (Los Angeles time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Commitment Percentage of such principal, interest, fees or other amounts, in like funds as received.  Any payment which is received by the Administrative Agent later than 2:00 p.m. (Los Angeles time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.
            Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
            Unless the Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to the Lenders hereunder that Borrowers will not make such payment in full as and when required hereunder, the Administrative Agent may assume that Borrowers have made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate as in effect for each such day.
    Sharing of Payments, Etc

  .  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter required to be restored or returned by the purchasing Lender (including, without limitation, the restoration or return of any amount pursuant to a court order or judgment (whether or not final or non-appealable), or pursuant to a good faith settlement of a pending or threatened avoidance or recovery action, or pursuant to good faith compliance with a demand made by a Person believed to be entitled to pursue an avoidance or recovery action (such as a bankruptcy trustee or a Person having the avoiding powers of a bankruptcy trustee, or similar avoiding powers), and without requiring such purchasing Lender to oppose or litigate avoidance or recovery demands or actions that it believes in good faith to be meritorious or worthy of settlement or compliance, or pursue or exhaust appeals), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's Commitment Percentage (according to the proportion of (i)  the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Borrowers each agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.9) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.10 and will in each case notify the Lenders following any such purchases or repayments.

  TAXES AND YIELD PROTECTION

    Taxes
            Subject to Section 3.01(g), any and all payments by Borrowers to each Lender or the Administrative Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender's net income by the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").
            In addition, Borrowers shall pay any present or future stamp or documentary taxes or any other excise taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").
            Subject to Section 3.01(g), Borrowers shall indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by such Lender or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that any Person receiving from Borrowers such an indemnification payment shall provide to Borrowers proof of payment of such Taxes or Other Taxes, accompanied by a certificate stating that such Person reasonably believes that such amount was properly due and payable, or, if reasonable grounds exist on which to contest such payment, so notifying Borrowers thereof, so that appropriate remedies may be pursued.  Payment under this indemnification shall be made within 30 days from the date such Lender or the Administrative Agent makes written demand therefor.
            If Borrowers shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then, subject to Section 3.01(g):
                the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;
                Borrowers shall make such deductions; and
                Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
            Within 30 days after the date of any payment by Borrowers of Taxes or Other Taxes, Borrowers shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.
            Subject, in the case of clauses (f)(i), (ii) and (iii) below, to Section 3.10, each Lender which is a foreign Person (i.e., a Person other than a United States Person for United States Federal income tax purposes) agrees that:  (i) it shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 10.8 after the Closing Date, the date upon which the Lender becomes a party hereto) deliver to Borrowers through the Administrative Agent: (A) if any Lending Office is located in the United States, two accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224"), and (B) if any Lending Office is located outside the United States, two accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001"), in each case indicating that the Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of each such Lending Office under this Agreement free from withholding of United States Federal income tax; (ii) if at any time the Lender changes its Lending Office or selects an additional Lending Office as herein provided, it shall within 30 days thereof deliver to Borrowers through the Administrative Agent in replacement for, or in addition to, the forms previously delivered by it hereunder:  (A) if such changed or additional Lending Office is located in the United States, two accurate and complete signed originals of Form 4224, or (B) otherwise, two accurate and complete signed originals of Form 1001, in each case indicating that the Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional Lending Office under this Agreement free from withholding of United States Federal income tax; (iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in the most recent Form 4224 or Form 1001 previously delivered by such Lender and if the delivery of the same be lawful, deliver to Borrowers through the Administrative Agent two accurate and complete, original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by the Lender; and (iv) it shall, promptly upon the Borrowers' reasonable request to that effect, deliver to Borrowers such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.
            Borrowers will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 3.1 (a), (c) or (d) to any Lender for the account of any Lending Office of such Lender:  (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 3.1(f) and (j) in respect of such Lending Office; (ii) if such Lender shall have delivered to the Administrative Agent and Borrowers a Form 4224 in respect of such Lending Office pursuant to Section 3.1(f)(i)(A), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by Borrowers hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the Closing Date; (iii) if the Lender shall have delivered to the Administrative Agent and Borrowers a Form 1001 in respect of such Lending Office pursuant to Section 3.1(f)(i)(B), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by Borrowers hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the Closing Date; or (iv) if the Lender shall have delivered to the Administrative Agent and Borrowers a Form W-9 and Nonbank Certificate (as defined below) pursuant to Section 3.1(j), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by Borrowers hereunder for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the Closing Date.
            If, at any time, Borrowers request any Lender to deliver any forms or other documentation pursuant to Section 3.1(f)(iv), then Borrowers shall, on demand of such Lender, reimburse such Lender for any costs and expenses (including expenses of outside legal counsel and the allocated costs of in-house counsel) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.
            If Borrowers are required to pay additional amounts to any Lender or the Administrative Agent pursuant to subsection 3.1(d), then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by Borrowers which may thereafter accrue if such change in the reasonable judgment of such Lender is not otherwise disadvantageous to such Lender.
            Any Lender organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof that is not legally able to deliver IRS Form 1001 or 4224 pursuant to Section 3.1 (f)(i) agrees that: (i)  it shall deliver to Borrowers through the Administrative Agent prior to or at the time such Lender becomes a registered holder of any Note, two accurate and complete signed originals of (A) IRS Form W-8 (Certificate of Foreign Status of the U.S. Department of Treasury) (or such successor and related forms as may from time to time be adopted by the relevant U.S. taxing authorities), and (B) a certificate stating that such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Code and that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax (a "Nonbank Certificate"); (ii) it shall, before or promptly after the occurrence of any event (including the passing of time) requiring a change in the most recent Form W-8 or Nonbank Certificate previously delivered by such Lender and if the delivery of the same be lawful, deliver to Borrowers through the Administrative Agent two accurate and complete original signed copies of Form W-8 and Nonbank Certificate in replacement for the forms previously delivered by the Lender; and (iii) such Lender shall promptly notify the Administrative Agent if, at any time, such Lender determines that it has become subject to taxes of the type described in Section 3.1(a), (c) or (d) or is no longer in a position to provide such Form W-8 and Nonbank Certificate to the Administrative Agent and Borrowers (or any other form or certification adopted by the relevant U.S. taxing authorities).
    Illegality.
            If a Lender shall determine that it is unlawful to maintain any LIBO Rate Loan, Borrowers shall prepay in full all LIBO Rate Loans of the Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBO Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 3.4.
            If Borrowers are required to prepay any LIBO Rate Loan immediately as provided in Section 3.2(a), then concurrently with such prepayment, Borrowers shall borrow from the affected Lender, in the amount of such prepayment, a Base Rate Loan.
            If the obligation of any Lender to maintain a LIBO Rate Loan has been terminated, Borrowers may elect, by giving Requisite Notice to the Lender through the Administrative Agent that such Loan which would otherwise be maintained by the Lender as a LIBO Rate Loan shall be instead a Base Rate Loan.
            Before giving any notice to the Administrative Agent pursuant to this Section 3.2, the affected Lender shall designate a different Lending Office with respect to its LIBO Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.
    Increased Costs and Reduction of Return.
            If any Lender shall determine that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost (except for any increase relating to taxes) to such Lender of agreeing to maintaining any LIBO Rate Loans, then Borrowers shall be liable for, and shall from time to time, upon demand therefor by such Lender (with a copy of such demand to the Administrative Agent), pay to such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.
            If any Lender shall have determined that the introduction of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender (or its Lending Office) or any corporation controlling the Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such central Lender or other authority, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its obligation under this Agreement, then, upon demand of such Lender, Borrowers shall immediately pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.
    Funding Losses

    .  Borrowers agree to reimburse each Lender and to hold each Lender harmless from any reasonable loss or expense which the Lender may sustain or incur as a consequence of (a) the failure of Borrowers to make any payment or prepayment of principal of any Loan (including payments to be made after any acceleration thereof); (b)  the failure of Borrowers to make any prepayment after Borrowers have given Requisite Notice in accordance with Section 2.3 or 2.4; or (c)  the prepayment of a Loan on a day which is not the last day of the Interest Period with respect thereto; including any such reasonable loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Loan hereunder or from fees payable to terminate the deposits from which such funds were obtained.  This covenant shall survive the payment in full of all other Obligations; provided, however, any Lender desiring to make a claim for reimbursement under this Section 3.4, shall do so within 180 days after the Termination Date.

    Inability to Determine Rates

    .  If (a) BofA shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period with respect to the LIBO Rate Loan, or (b) if Majority Lenders shall have determined and notified the Administrative Agent that the LIBO Rate applicable for any requested Interest Period with respect to a LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of maintaining such Loan, then the Administrative Agent will forthwith give notice of such determination to Borrowers and each Lender.  The Lenders shall convert or continue the LIBO Rate Loans, as proposed by Borrowers, in the amount specified in the applicable notice submitted by Borrowers, but such Loans shall be converted or continued as Base Rate Loans instead of LIBO Rate Loans.

    Reserves on LIBO Rate Loans

    .  Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, any Lender, additional costs on the unpaid principal amount of each LIBO Rate Loan equal to actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided Borrowers shall have received at least 15 days' prior written Requisite Notice (with a copy to the Administrative Agent) of such additional interest from the Lender.  If a Lender fails to give Requisite Notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.  This covenant shall survive the payment in full of all other Obligations; provided, however, any Lender desiring to make a claim for reimbursement under this Section 3.6, shall do so within 270 days after the Termination Date.

    Certificates of Lenders

    .  Upon any claim for reimbursement or compensation pursuant to this Article III, the Lenders shall deliver to Borrowers (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lenders hereunder and such certificate shall be conclusive and binding on Borrowers in the absence of manifest error.

    Survival

  .  The agreements and obligations of Borrowers in this Article III shall survive the payment of all other Obligations (other than contingent obligations and indemnities which survive repayment of the Loans) and the termination of the Loan Documents.

  CONDITIONS PRECEDENT

    Conditions of Loans

    .  The obligation of each Lender to maintain its Loan hereunder is subject to the condition that the Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Administrative Agent and each Lender and, with respect to original Loan Documents other than the Notes, in sufficient copies for each Lender:

    Loan Documents

    .  The Loan Documents, executed by each Borrower, the Administrative Agent and each Lender, as applicable:

      Resolutions; Incumbency
                copies of the resolutions of the board of directors of each Borrower approving and authorizing the execution, delivery and performance by such Person of this Agreement and the other Loan Documents to be delivered hereunder, and authorizing the Loans, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person;
                a certificate of the Secretary or Assistant Secretary of each Borrower certifying the names and true signatures of the offices of such Person authorized to execute and deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder.
      Articles of Incorporation, By-laws and Good Standing

      .  For each Borrower, each of the following documents:

                the articles or certificate of incorporation of such Person, as in effect on the Closing Date, certified by the Secretary of State of the state of incorporation of the Person as of a recent date and by the Secretary or Assistant Secretary of the Person as of the Closing Date; and
                a good standing certificate from the Secretary of State or equivalent officer with respect to each state specified with respect to such Borrower on Schedule 4.2(b)(ii).
      Legal Opinion

      .  An opinion of counsel to Borrowers, addressed to the Administrative Agent and the Lenders, substantially in the form of Exhibit C.

      Payment of Fees

      .  Borrowers shall have paid all accrued and unpaid reasonable fees, costs and expenses due hereunder to the extent then due and payable on the Closing Date, together with reasonable Attorney Costs accrued hereunder to the extent invoiced prior to or on the Closing Date.

      Certificate

      .  A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

                the representations and warranties contained in Article V and in the Security Agreements are true and correct in all material respects on and as of such date, as though made on and as of such date;
                no Default or Event of Default exists or would result from the Borrowing; and
                other than the filing of the Cases, there has not occurred, since June 30, 2000, any event or circumstance that could reasonably be expected to result in a Material Adverse Effect.
      Confirmation Order

      .  No later than 15 days after the Confirmation Date, the Administrative Agent shall have received a copy of the Confirmation Order, which (i) shall be in form and substance reasonably satisfactory to Administrative Agent (without limiting the generality of the foregoing, the Confirmation Order shall confirm a Plan of Reorganization that conforms in all material respects to the Term Sheet), (ii) shall have been entered upon an application of Borrowers reasonably satisfactory in form and substance to the Administrative Agent, and (iii) shall be in full force and effect.  Notwithstanding the foregoing, the Lenders shall have the right, exercisable by action of the Majority Lenders, but not the obligation, to record any lien and/or security interest granted hereby pursuant to any applicable state or other law method.  Borrowers shall bear all reasonable costs and expenses incurred by the Lenders in recording any lien or security interest granted hereby, and shall pay such reasonable costs and expenses to the Administrative Agent for the account of the Lenders.

      Insurance Certificates

      .  Receipt of the following (in form and substance reasonably satisfactory to the Administrative Agent):  (i) evidence that the Administrative Agent, on behalf of the Lenders, has been named lender loss payee for all insurance maintained by Borrowers relating to encumbered real property, contents, earthquake and employee dishonesty, (ii) evidence of business interruption insurance and (iii) evidence that 30 days cancellation notice will be sent to the Administrative Agent for each insurance policy maintained by Borrowers.

      Other Documents

      .  Such other approvals, opinions, or documents as the Administrative Agent may reasonably request.  Without limiting the generality of the foregoing sentence, except to the extent, if any, that the Administrative Agent in its discretion may have agreed that all or some of the preceding items listed in sub-paragraphs (a) through (h) above, may be delivered within a specified interval of time after the Closing Date as conditions subsequent to the obligations of the Administrative Agent and the Lenders hereunder, and only to such extent, if any, the Administrative Agent shall have received, with respect to each deposit account identified on a schedule delivered to the Administrative Agent before the Closing Date, a properly completed Notice to Depositary Institution signed by the Borrower having rights in or with respect to such deposit account.

      [Intentionally Omitted].
      Stock Pledge Agreement

      .  The Stock Pledge Agreement, duly executed and delivered to the Administrative Agent by Borrowers, together with all certificates and instruments representing all stock and other equity ownership interests in the Subsidiaries of Borrowers, as more particularly described in the Stock Pledge Agreement, together with undated stock transfer powers duly executed in blank for each such stock certificate.

      UAPH II Stock Pledge Agreement

      .  The UAPH II Stock Pledge Agreement, duly executed and delivered to the Administrative Agent by UAPH II, together with all certificates and instruments representing all stock and other equity ownership interests in the Subsidiaries of UAPH II, as more particularly described in the UAPH II Stock Pledge Agreement, together with undated stock transfer powers duly executed in blank for each such stock certificate.

      Security Agreement

      .  The Security Agreement, duly executed and delivered to the Administrative Agent by Borrowers.

      Deeds of Trust, etc.

        The Deeds of Trust, the Modifications of Deed of Trust, the Mortgages, the Leasehold Deeds of Trust, and UCC Financing Statements, all duly executed and delivered to the Administrative Agent by Borrowers.

      No Litigation

  .  No law or regulation shall have been adopted, no order, final judgment or decree of any Governmental Authority (other than the Confirmation Order) shall have been issued, and no litigation shall be pending or threatened (other than the Cases), which could reasonably be expected to have a Material Adverse Effect.

  REPRESENTATIONS AND WARRANTIES

  Borrowers represent and warrant to the Administrative Agent and each Lender that:

    Corporate Existence and Power

    .  Each Borrower:

          is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;
          subject to the entry of the Confirmation Order, has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under, the Loan Documents, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect;
          is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and
          is in compliance with all Requirements of Law, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
    Corporate Authorization, No Contravention

    .  Subject to the entry of the Confirmation Order, the execution, delivery and performance by Borrowers of this Agreement, and any other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

          contravene the terms of any of that Person's Organization Documents;
          conflict with or result in any breach or contravention of any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect; or
          violate any Requirement of Law except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
    Governmental Authorization

    .  All consents and approvals of, filings and registrations with, and other actions in respect of, all governmental agencies, authorities or instrumentalities which are or will be required in connection with the execution, delivery and performance of the Loan Documents have been or, prior to the time when required, will have been, obtained, given, filed or taken and are or will be in full force and effect, other than any which the failure to obtain, give, file or take would not have a Material Adverse Effect under the Loan Documents or on the ability of Borrowers, to perform timely their respective obligations under or in connection with the Loan Documents.

    Binding Effect

    .  Upon entry of the Confirmation Order, this Agreement and each other Loan Document to which Borrowers are a party will constitute the legal, valid and binding obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms and the Confirmation Order (subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally and to general principles of equity).

    Litigation

    .  Except as set forth in Schedule 5.5 hereto, there are no actions, suits, proceedings, claims or disputes pending, or to the actual knowledge of Borrowers, threatened or contemplated that are not stayed, at law, in equity, in arbitration or before any Governmental Authority, against Borrowers, or their Subsidiaries or any of their respective Properties which:

          purport to affect or pertain to this Agreement, or any other Loan Document, or any of the transactions contemplated hereby or thereby; or
          if determined adversely to Borrowers or their Subsidiaries, could reasonably be expected to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.
    No Default

    .  No Default or Event of Default exists or would result from the incurring of any Obligations by Borrowers.  Neither Borrowers nor any of their Subsidiaries is in default under or with respect to any post-petition Contractual Obligation in any respect which, taken as a whole, could reasonably be expected to have a Material Adverse Effect.

    ERISA
          Schedule 5.7 lists all Plans maintained or sponsored by Borrowers or to which it is obligated to contribute as of the Closing Date, and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans as of the Closing Date.
          Each Plan set forth on Schedule 5.7, which is maintained or sponsored by Borrowers, is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan, except as would not have a reasonable likelihood of having a Material Adverse Effect.
          Except as set forth in Schedule 5.7, each Qualified Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the best knowledge of Borrowers nothing has occurred which would cause the loss of such qualification or tax-exempt status, except as would not have a reasonable likelihood of having a Material Adverse Effect.
          Except as set forth in Schedule 5.7, there is no outstanding liability under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrowers or any ERISA Affiliate (as to which Borrowers is or may be liable), nor with respect to any Plan to which Borrowers or any ERISA Affiliate (wherein Borrowers is or may be liable) contribute or are obligated to contribute which has a reasonable likelihood of having a Material Adverse Effect.
          Except as set forth on Schedule 5.7, none of the Qualified Plans subject to Title IV of ERISA has any Unfunded Pension Liability as to which Borrowers are or may be liable which if such Plan were to be terminated has a reasonable likelihood of having a Material Adverse Effect.
          Except as set forth in Schedule 5.7, no Plan maintained or sponsored by Borrowers provides medical or other welfare benefits or extends coverage relating to such benefits beyond the date of a participant's termination of employment with Borrowers, except to the extent required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant to the fullest extent permissible under such Section of the Code.  Borrowers have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, except as would not have a reasonable likelihood of having a Material Adverse Effect.
          Except as set forth in Schedule 5.7, no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan maintained or sponsored by Borrowers or to the knowledge of Borrowers, to which Borrowers are obligated to contribute, which has a reasonable likelihood of having a Material Adverse Effect.
          There are no pending or, to the best knowledge of the executive management of Company, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by Borrowers or its assets, (ii) any member of the Controlled Group with respect to any Qualified Plan of Borrowers, or (iii) any fiduciary with respect to any Plan for which Borrowers may be directly or indirectly liable, through indemnification obligations or otherwise, in each case, which has a reasonable likelihood of having a Material Adverse Effect.
          Except as set forth in Schedule 5.7, Borrowers have not incurred nor reasonably expect to incur (i) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan, in each case, which has a reasonable likelihood of having a Material Adverse Effect.
          Except as set forth in Schedule 5.7, Borrowers have not engaged in a transaction that could reasonably be subject to Section 4069 or 4212(c) of ERISA, except as would not have a reasonable likelihood of having a Material Adverse Effect.
          Borrowers have not engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which has a reasonable likelihood of having a Material Adverse Effect.
    [Intentionally Omitted].
    Title to Properties

    .  Schedule 5.9 sets forth all the real Property owned or leased by Borrowers and their Subsidiaries and identifies the street address (where possible), the current owner (and current record owner, if different) and whether such property is leased or owned, and if such property is leased, the length of the lease term.  Borrowers and each of their Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all such real Property necessary or used in the ordinary conduct of their business, except for Permitted Liens and such defects in title as could not reasonably be expected, individually or in the aggregate, have a Material Adverse Effect.  As of the Closing Date, the Property owned by Borrowers and their Subsidiaries is not subject to any Liens, other than Permitted Liens.

    Taxes

    .  Except as set forth in Schedule 5.10, Borrowers and their Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties (except for taxes set forth in Schedule 5.10), income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded or, there is no proposed tax assessment against Borrowers or any of their Subsidiaries which could, if the assessment were made, reasonably be expected to have a Material Adverse Effect.

    [Intentionally Omitted].
    Environmental Matters
          Except as specifically identified in Schedule 5.12, the operations of Borrowers and their Subsidiaries comply in all material respects with all Environmental Laws except such non-compliance which would not result in liability in excess of $5,000,000 in the aggregate.
          Except as specifically identified in Schedule 5.12, Borrowers and their Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") necessary for their operations, and all such Environmental Permits are in good standing, and Borrowers and their Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except to the extent that any noncompliance therewith will not result in a Material Adverse Effect.
          Except as specifically identified in Schedule 5.12, none of Borrowers, any of their Subsidiaries or any of their present property or operations is subject to any outstanding written order from or agreement with any Governmental Authority or other Person, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material, except such orders, agreements, or proceedings which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
          Except as specifically identified in Schedule 5.12, Borrowers are not aware of any conditions or circumstances which may give rise to any Environmental Claim arising from the operations of Borrowers or their Subsidiaries, including Environmental Claims associated with any operations of Borrowers or their Subsidiaries with a potential liability in excess of $5,000,000 in the aggregate.  Without limiting the generality of the foregoing, (i) neither Borrowers nor any of their Subsidiaries, to their knowledge, has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws or (y) that are leaking or disposing of Hazardous Materials off-site, either of which reasonably would be likely to have a Material Adverse Effect, except such underground storage tanks that Borrowers have obtained knowledge of 90 days or less prior to the date of giving the representation set forth herein and, if removal is required under any Requirement of Law, as to which the removal have been contractually committed by Borrowers or one or more of their Subsidiaries, or, if not contractually committed, Borrowers or one or more of their Subsidiaries are engaged in reasonable activities to secure such commitments, and (ii) Borrowers and their Subsidiaries have used their reasonable best efforts to notify all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and to meet all notification requirements under Title III of CERCLA or any other Environmental Law.
    Regulated Entities

    .  None of Borrowers, any Person controlling Borrowers, or any Subsidiaries of Borrowers, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940, or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Law limiting its ability to incur Indebtedness.

    Labor Relations

    .  There are no strikes, lockouts or other labor disputes against Borrowers or any of their Subsidiaries, or, to the Borrowers' actual knowledge, threatened against or affecting Borrowers or any of their Subsidiaries, and no significant unfair labor practice complaint is pending against Borrowers or any of their Subsidiaries or, to the actual knowledge of Borrowers, threatened against any of them before any Governmental Authority, which is reasonably likely to have a Material Adverse Effect.

    Copyrights, Patents, Trademarks and Licenses

    .  Borrowers or their Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, licenses, easements, permits, qualifications, accreditations, franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, which is reasonably likely to have a Material Adverse Effect.  To the actual knowledge of Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by Borrowers or any of their Subsidiaries infringe upon any rights held by any other Person; no claim or litigation that is not stayed regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the actual knowledge of Borrowers, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

    Subsidiaries

    .  As of the Closing Date, Borrowers have no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 hereto and has no equity investments in any other corporation or Person other than those specifically disclosed in part (b) of Schedule 5.16 hereto.  Schedule 5.16 indicates all first tier Wholly-Owned Subsidiaries and Material Subsidiaries as of the Closing Date.

    [Intentionally omitted].
    Insurance

    .  The Properties of Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where Borrowers or such Subsidiaries operate.

    Full Disclosure

    .  None of the representations or warranties made by Borrowers or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of Borrowers or any of their Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or makes any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

    Locations of Collateral and Places of Business

    .  Except for locations of Borrowers that have changed during a fiscal month of Borrowers with respect to which Borrowers are not past due in delivering an updated Schedule of Collateral location to the Administrative Agent pursuant to the penultimate sentence of Section 6.12, the Collateral location schedule delivered to the Administrative Agent prior to the Closing Date contains a complete disclosure of all locations at which any of the Collateral consisting of tangible Property is located, or at which any of the Borrowers maintains offices or a place of business.  As to each such location, except for the effect of any changes that may have occurred during a fiscal month of Borrowers with respect to which Borrowers are not past due in delivering an updated Schedule of Collateral location to the Administrative Agent pursuant to the penultimate sentence of Section 6.12, the Collateral location schedule delivered to the Administrative Agent prior to the Closing Date indicates which Borrowers own Collateral at such location or maintain offices or a place of business at such location.

    Locations of, and Information with Respect to, Deposit Accounts

    .  Except for the effect of changes that have occurred during a fiscal month of Borrowers with respect to which Borrowers are not past due in delivering to the Administrative Agent an updated schedule of deposit account locations pursuant to the penultimate sentence of Section 6.12, the schedule of deposit locations delivered to the Administrative Agent prior to the Closing Date contains a complete disclosure of all deposit accounts of any type or nature in which any Borrower has any interest.  With respect to each such deposit account, except for the effect of changes that have occurred during a fiscal month of Borrowers with respect to which Borrowers are not past due in delivering to the Administrative Agent an updated schedule of deposit account locations pursuant to the penultimate sentence of Section 6.12, the schedule of deposit locations delivered to the Administrative Agent prior to the Closing Date accurately discloses the following information:  (a)  The name in which such deposit account is maintained and the identity of which Borrower may have any interest therein; (b) The name of the depositary institution with which such account is maintained; (c) The address of the branch or office of such depositary institution at which such deposit account is maintained; (d) The telephone number of such branch or office of such depositary institution; (e) The account number of such deposit account and the related ABA routing number; and (f) A brief description of the nature and purpose of such deposit account.

    [Intentionally Omitted].
    Validity of Security Interest

    .  Borrowers and their Subsidiaries represent and warrant that the security interests in and Liens on the Collateral in favor of the Collateral Agent for the benefit of the Lenders under this Agreement are valid, effective, perfected and enforceable.  This Agreement creates, as security for the Obligations, valid and enforceable security interests in and Liens on all of the Collateral, in favor of the Collateral Agent for the benefit of the Lenders.  Such security interests in and Liens on the Collateral shall be superior to and prior to the rights of all third parties (other than any Liens granted in connection with the Exit Facility) upon the filing of UCC Financing Statements, and such further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens have been taken as of the Closing Date.

    Existing Liens

    .  There are no Liens on any assets of Borrowers other than (A) Liens (including pledges) in favor of the Collateral Agent for the benefit of the Lenders under or in connection with this Agreement, (B) Liens granted in connection with the Exit Facility, (C) other Liens in existence on the Confirmation Date as listed on Schedule 7.1, and (D) Permitted Liens.  Schedule 7.1 to this Agreement is a complete and correct list, as of the Closing Date, of each Lien securing Indebtedness of Borrowers and their Subsidiaries and covering any Property of Borrowers and their Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Schedule 7.1.

    Financial Statements

    .  Borrowers and their Subsidiaries represent and warrant that the Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrowers and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

    Compliance With Laws

    .  Borrowers and their Subsidiaries represent and warrant that Borrowers and their Subsidiaries are in compliance in all material respects with all material Laws that are applicable to them.

    Material Adverse Change

    .  Other than the filing of the Cases, since June 30, 2000, there has not occurred any event, act or condition which has had, or could have, a Material Adverse Effect.

    [Intentionally Omitted].

  AFFIRMATIVE COVENANTS

  Borrowers covenant and agree that, so long as any Lender shall have any Credit Commitment hereunder, or any Loan or other Obligations shall remain unpaid or unsatisfied (other than contingent obligations and indemnities which survive repayment of the Loans), unless the Majority Lenders waive compliance in writing:

    Financial Reporting

    .  Borrowers shall deliver to the Administrative Agent in form and detail satisfactory to the Administrative Agent and the Majority Lenders, with sufficient copies for the Lenders:

            within 25 days after the close of each fiscal quarter, the consolidated balance sheet of Borrowers and their Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and in each case setting forth comparative figures for the related periods in the prior fiscal year;
            within 50 days after the close of each of the first three quarterly accounting periods in each fiscal year of Borrowers, the consolidated balance sheet of Borrowers and their Subsidiaries as at the end of such quarterly period and the related consolidated statements of income, cash flow and retained earnings for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year;
            within 105 days after the close of each fiscal year of Borrowers, the consolidated balance sheet of Borrowers and their Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flow and retained earnings for such fiscal year, setting forth comparative figures for the preceding fiscal year and, with respect to such consolidated financial statements, certified by the Auditors, in each case together with a report stating that in the course of its regular audit of the consolidated financial statements of Borrowers, which audit was conducted in accordance with GAAP, the Auditors have obtained no knowledge of any Default or Event of Default, or if in the opinion of the Auditors such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, together with copies of any Auditors' letters received by management in connection with such Auditors' findings during its audit in respect of such fiscal year, and within 45 days after the first day of each fiscal year of Borrowers beginning with fiscal year 2002, a budget and financial forecast of results of operations and sources and uses of cash (in form and substance reasonably satisfactory to the Majority Lenders) prepared by Borrowers for such fiscal year in respect of themselves and their Subsidiaries, accompanied by a written statement of the assumptions used in connection therewith, together with a certificate of the chief financial officer of Borrowers to the effect that such budget and financial forecast and assumptions are reasonable and represent Borrowers' good faith estimate of themselves and their Subsidiaries' future financial requirements and performance.  The financial statements required to be delivered under clauses (a), (b) and (c) above shall be accompanied by a comparison of the actual financial results set forth in such financial statements to those contained in the forecasts delivered pursuant to this clause (d)  together with an explanation of any material variations from the results anticipated in such forecasts.
    Certificates; Other Information

    .  Borrowers shall furnish to the Administrative Agent, with sufficient copies for the Lenders:

          at the time of the delivery of the financial statements under clauses 6.1 (a), (b) and (c) above, a certificate of the Responsible Officer (each a "Compliance Certificate") which certifies (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of Borrowers and their Subsidiaries as at the dates and for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments and (y) that such Responsible Officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of Borrowers and their Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has no knowledge that any Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of the related accounting period or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action Borrowers propose to take in respect thereof.  Such certificate shall set forth the calculations required to establish whether Borrowers were in compliance with the provisions of Section 7.21 during and as at the end of the accounting period covered by the financial statements accompanied by such certificate;
          promptly upon transmission thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which any Borrower shall file with the Securities and Exchange Commission or any governmental agencies or which any Borrower shall send to its stockholders;
          [Intentionally omitted]; and
          from time to time, such other information or documents (financial or otherwise) as the Lenders may reasonably request.
    Notices

    .  Borrowers shall promptly, and in any event within three (3) Business Days after a Borrower obtains knowledge thereof, notify the Administrative Agent and each Lender:

          of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;
          of (i) any material breach or non-performance of, or any material default under, any material Contractual Obligation of Borrowers or any of their Subsidiaries; and (ii) any dispute, litigation, investigation, proceeding or suspension which with respect to clauses (i) and (ii) above may exist at any time between Borrowers or any of their Subsidiaries and any Governmental Authority which with respect to clauses (i) and (ii) above could reasonably be expected to have a Material Adverse Effect;
          of the commencement of, or any material development in, any litigation or proceeding that is not stayed affecting Borrowers or any Subsidiaries (i) in which the amount of damages claimed is $5,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought, except for such relief sought that could not reasonably be expected to have a Material Adverse Effect; or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;
          upon, but in no event later than ten (10) Business Days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Borrowers or any of their Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) all other material Environmental Claims and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the Property of Borrowers or any Subsidiaries that could reasonably be anticipated to cause such Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Property under any applicable Environmental Laws;
          [Intentionally omitted];
          any Material Adverse Effect subsequent to the later of the date of the most recent audited financial statements of Borrowers delivered to the Lenders pursuant to subsection 6.1(c) or the Closing Date;
          of any material change in accounting policies or financial reporting practices by Borrowers or any of their Subsidiaries;
          of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving Borrowers or any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect; and
          [Intentionally omitted].

    Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of Borrowers setting forth details of the occurrence referred to therein, and stating what action Borrowers propose to take with respect thereto and at what time.

    Preservation of Corporate Existence, Etc.

      Except as contemplated by the Plan of Reorganization or the Confirmation Order, Borrowers shall, and shall cause each of their Subsidiaries to:

          preserve and maintain in full force and effect their corporate existence and good standing under the laws of their respective states or jurisdictions of incorporation, unless the failure to maintain or preserve such status could not reasonably be expected to have a Material Adverse Effect;
          preserve and maintain in full force and effect all material rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in thc normal conduct of their business, unless the failure to maintain or preserve such qualifications could not reasonably be expected to have a Material Adverse Effect;
          use their reasonable efforts, in the Ordinary Course of Business, to preserve their business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with them, unless the failure to maintain or preserve such status could not reasonably be expected to have a Material Adverse Effect; and
          preserve or renew all of their respective registered trademarks, trade names and service marks, material patents, copyrights, franchises, licenses, permits, certifications, easements, rights of way and other rights, consents or approvals, unless the failure to maintain or preserve such rights could not reasonably be expected to have a Material Adverse Effect.
    Maintenance of Property and Other Collateral

    .  Borrowers shall maintain, and shall cause each of their Subsidiaries to maintain, and preserve all Collateral (including their respective Properties) which are material to their business in good working order and condition, ordinary wear and tear excepted, and will forthwith, or in the case of any material loss or damage to any of such Collateral, as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end.  Borrowers will promptly furnish to the Administrative Agent a statement respecting any material loss or damage to any such Collateral.

    Insurance

    .  Borrowers shall maintain, and shall cause their Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to their respective Property and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business (including, but not limited to, comprehensive property and liability coverage, and general umbrella coverage, including general liability and product liability), of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, which insurance may not be cancelled except upon at least 30 days' written notice to the Administrative Agent and which policies name the Administrative Agent, on behalf of the Lenders, as lender loss payee and/or under a mortgagee endorsement, as the Administrative Agent shall reasonably require, thereunder.

    Payment of Obligations

    .  Borrowers shall, and shall cause their Subsidiaries to, pay and discharge as the same shall become due and payable, all of their respective obligations and liabilities, including:

          other than pre-petition claims, all material tax liabilities, assessments and governmental charges or levies upon them or their properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Borrowers or such Subsidiaries and except to the extent that the failure to pay is not reasonably likely to have a Material Adverse Effect;
          other than pre-petition claims, all material lawful claims which, if unpaid, would by law become a Lien upon their respective Properties, except for Permitted Liens;
          all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, excluding reclamation claims and except to the extent that the failure to pay is not reasonably expected to have a Material Adverse Effect; and
          all obligations arising under the Exit Facility.
    Compliance with Laws

    .  Borrowers shall comply, and shall cause each of their Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over them or their business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that the failure to comply therewith is not reasonably expected to have Material Adverse Effect.

    Inspection of Property and Books and Records

    .  Borrowers shall maintain and shall cause each of their Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrowers and such Subsidiaries.  Borrowers shall permit, and shall cause each of their Subsidiaries to permit, representatives and independent contractors of the Administrative Agent or any Lender, upon reasonable request to visit (during normal business hours), in the presence of a representative of Borrowers to inspect and have reasonable access to any of their respective Properties and premises, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, independent public accountants and other professional representatives, all at the expense of Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrowers including, without limitation, semi-annual inspections to be conducted by a representative of the Lenders; provided, however, when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of Borrowers at any time during normal business hours and without advance notice.

    Environmental Laws
            Borrowers shall, and shall cause each of their Subsidiaries to, conduct their respective operations and keep and maintain their respective Properties in compliance in all material respects with all applicable Environmental Laws, except to the extent that the failure to comply is not reasonably expected to have a Material Adverse Effect.
            Upon the written request of the Administrative Agent or any Lender, Borrowers shall submit and cause each of their Subsidiaries to submit, to the Administrative Agent and with sufficient copies for each Lender, at Borrowers' sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 6.3, that could, individually or in the aggregate, result in liability in excess of $5,000,000.
    [Intentionally Omitted].
    Update of Collateral and Deposit Account Schedules

    .  Subject to the penultimate sentence of this Section 6.12, Borrowers shall at all times ensure that Schedule 6.12 attached hereto, describing the location of Collateral and deposit accounts delivered to the Administrative Agent prior to the Closing Date, are accurate and up-to-date.  Subject to the penultimate sentence of this Section 6.12, if for any reason any of the information disclosed thereon becomes out-of-date or inaccurate in any material respect, Borrowers promptly will cause such schedules to be updated and redistributed to the Administrative Agent at Borrowers' sole expense.  Notwithstanding the foregoing, Borrowers shall not be required to update such schedules more than once with respect to any specific fiscal quarter of Borrowers (unless Borrowers choose to update such schedules more often) and Borrowers may comply with their obligations under this Section 6.12 by delivering to the Administrative Agent, with respect to any fiscal quarter of Borrowers during which any changes occurred relating to the information required to be disclosed on such schedules, updated versions of such schedules reflecting any such changes with respect thereto that occurred during such fiscal quarter, which updated schedules shall be delivered to the Administrative Agent not later than the eighteenth (18th) Business Day following the last day of the fiscal quarter of Borrowers to which such updated schedules relate.  Each updated schedule delivered to the Administrative Agent pursuant to this Section shall either:  (a) be marked to show changes, additions, or deletions from the most recent prior version provided to the Administrative Agent, or (b) be accompanied by a cover letter or memorandum signed by a Responsible Officer of one of Borrowers explaining the nature of any changes, additions, or deletions from the most recent prior version provided to the Administrative Agent.

    [Intentionally Omitted].
    [Intentionally Omitted]

  NEGATIVE COVENANTS

  Borrowers hereby covenant and agree that, so long as any Lender shall have any Credit Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied (other than contingent obligations and indemnities which survive repayment of the Loans), unless the Majority Lenders waive compliance in writing:

    Limitation on Liens

    .  Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of their Property, whether now owned or hereafter acquired, other than the following permitted Liens ("Permitted Liens"):

          any Lien existing on the Property of Borrowers or their Subsidiaries on the Closing Date and set forth in Schedule 7.1 securing Indebtedness outstanding on such date;
          any Lien and Negative Pledge created under any Loan Document;
          Liens securing taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty or being contested in good faith, or to the extent that non-payment thereof is permitted by Section 6.17, provided that no Notice of Lien has been filed or recorded under the Code;
          carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens imposed by Law, arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto;
          Liens consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security benefits;
          Liens on the Property of Borrowers or any of their Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the Ordinary Course of Business, provided all such Liens in the aggregate would not (even if enforced), result in an impairment of the ability of Borrowers or any of their Subsidiaries to use any material Property thereof,
          Zoning restrictions, easements, rights-of-way, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property, minor irregularities of title or similar encumbrances incurred in the Ordinary Course of Business (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of Borrowers and their Subsidiaries;
          Purchase money security interests on any equipment acquired or held by Borrowers or their Subsidiaries in the Ordinary Course of Business securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such equipment; provided that (i) any such Lien attaches to such equipment concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the equipment so acquired in such transaction and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such equipment;
          Liens securing Capital Lease Obligations on assets subject to such Capital Leases;
          Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;
          Liens arising out of the existence of judgments or awards not constituting an Event of Default under Sections 8.1(k) and (l);
          Leases or subleases of real Property granted to others not interfering in any material respect with the business of Borrowers and any interest or title of a lessor under any lease not in violation of this Agreement;
          the replacement , extension or renewal of any Lien permitted hereunder; provided that (i) the principal amount of Indebtedness secured by any such Lien immediately prior to such refinancing, extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) any such Lien is not extended to any other property and (iii) immediately after such refinancing, extension, renewal or refunding no Default or Event of Default would exist;
          [Intentionally omitted];
          any Lien granted in connection with the Exit Facility;
          Liens and Negative Pledges on the Collateral securing obligations of Borrowers or any Subsidiary in respect of Swap Contracts permitted by Section 7.5(n), in each case, on a pari passu basis with the Obligations; and
          Liens and Negative Pledges (other than Liens and Negative Pledges on the Collateral) existing on the Property of Borrowers or their Subsidiaries or created pursuant to Contractual Obligations existing on the Closing Date and set forth in Schedule 7.1 securing, in the case of Indebtedness, Indebtedness permitted under Section 7.5(b).
    Disposition of Assets

    .  Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, directly or indirectly, without the consent of the Majority Lenders, make any Dispositions, other than the following permitted Dispositions ("Permitted Dispositions"):

          Dispositions made in the Ordinary Course of Business;
          the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;
          Dispositions of inventory, or used, worn-out or surplus property and other property or assets, all in the Ordinary Course of Business;
          Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;
          transactions permitted under Sections 7.3 and 7.11; and
          Dispositions of assets for fair market value in an arm's length transaction not otherwise prohibited under this Agreement, the Net Proceeds of which are paid to the Administrative Agent for the account of the Lenders to the extent required under Section 2.3.
    Fundamental Changes, Corporate Documents
            Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution, discontinue its business or convey, lease, transfer or otherwise dispose, or sell all or substantially all of their assets, except, that so long as no Default or Event of Default exists or would result therefrom:
                any Borrower may merge with any other Borrower;
                any Subsidiary may merge with (i) Borrowers provided that Borrowers shall be the continuing or surviving corporation, (ii) any one or more Subsidiaries, and (iii) any joint venture, partnership or other Person, so long as such joint venture, partnership and other Person will, as a result of making such merger and all other contemporaneous related transactions, become a Subsidiary; provided that when any Wholly-Owned Subsidiary is merging into another Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving Person;
                any Subsidiary may sell all or substantially all of their assets (upon voluntary liquidation or otherwise), to Borrowers or to another Subsidiary; provided that when any wholly-owned Subsidiary is selling all or substantially all of their assets to another Subsidiary, the Subsidiary acquiring such assets shall be a Wholly-Owned Subsidiary; and
                Borrowers or their Subsidiaries may make Permitted Dispositions pursuant to Section 7.2.
            Borrowers shall not and shall not permit any of their Subsidiaries to, amend their articles of incorporation (or other formation document) or by-laws, in any manner reasonably likely to cause a Material Adverse Effect.
    Loans and Investment

    .  Borrowers shall not purchase or acquire, or suffer or permit any of their Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, all or substantially all of the assets of, or any obligations or other securities of, or any interest in, any Person, or make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of Borrowers, except for:

          investments in Cash Equivalent;
          investments of a Person that becomes a Subsidiary or is merged, consolidated or amalgamated with or into, or transfers all or substantially all of its assets to, or is liquidated into, any Borrowers or any of their Subsidiaries;
          extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the Ordinary Course of Business;
          extensions of credit by one Borrower to another Borrower;
          loans, existing investments and Contingent Obligations described on Schedule 7.4, as the same may be extended, renewed, refunded or refinanced; provided, however, that after giving effect to such extension, renewal, refunding or refinancing, (1)  the principal amount thereof is not increased, and (2) neither the tenor nor the remaining average life thereof is reduced;
          any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the Ordinary Course of Business;
          investments acquired by Borrowers (i) in exchange for any other investment or indebtedness held by a Borrower in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment, (ii) as a result of a foreclosure by a Borrower with respect to any secured investment or other transfer of title with respect to any secured investment in default, or (iii) as a result of dispute settlement;
          investments acquired by any Borrower in connection with a Disposition permitted by Section 7.2;
          loans, equity interests and investments existing on the Closing Date and listed on Schedule 7.4 and, except as may be otherwise provided in any Loan Document, any accretions or increases in such equity interests and investments and may extend, renew, refund, or refinance any such loan; provided, that after giving effect to such extension, renewal, refunding or refinancing, the principal amount thereof is not increased;
          other investments in Persons, including Subsidiaries of Borrowers which are not Pledged Subsidiaries not exceeding the sum of (i) $10,000,000 in the aggregate from the Closing Date plus (ii) an amount equal to dividends and other distributions received from such Subsidiaries from time to time; provided, however, that the total of such investments under this subsection (j) shall not exceed $25,000,000 in the aggregate from the Closing Date, and immediately before and after giving effect to such investment, no Default or Event of Default shall exist;
          exchanges of theatre properties to the extent there are no additional incremental investments in connection with such exchanges;
          redemptions, purchases, retirements or other acquisitions for consideration of shares of capital stock of any Subsidiary of Borrowers; provided, that (i) such stock is not owned by Borrowers or their Subsidiaries and (ii) such redemption or acquisition is not otherwise prohibited under this Agreement;
          loans permitted under Sections 7.5 and 7.6; or
          investments by any Subsidiary of Borrowers.

    Under no circumstances shall any Borrower extend any credit or make any loans to any employees of any Borrower, the aggregate principal amount outstanding of which shall, at any given time, exceed $100,000.

    Limitation on Indebtedness

    .  Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          Indebtedness incurred pursuant to this Agreement;
          Indebtedness existing on the Closing Date, as set forth in Schedule 7.5, as the same may be extended, renewed, refunded or refinanced; provided, however, that after giving effect to such extension, renewal, refunding or refinancing, (i) the principal amount thereof is not increased, and (ii) neither the tenor nor the remaining average life thereof is reduced;
          purchase money liens and Capital Leases;
          endorsements for collection or deposit in the Ordinary Course of Business;
          accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the Ordinary Course of Business of Borrowers and their Subsidiaries in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;
          Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.8;
          Indebtedness secured by Liens permitted by subsections 7.1(f), (h), (i), (j), (k) and (m).
          Indebtedness incurred in connection with leases permitted pursuant to Sections 7.11;
          Indebtedness of any Borrower to any of their Wholly-Owned Subsidiaries or any Subsidiary of any Borrower to any Borrower;
          Additional Debt, subject to Section 2.3(b);
          Anschutz Sub Debt, subject to Section 2.3(b);
          Indebtedness incurred in connection with the Exit Facility, subject to Section 2.3(b);
          Indebtedness secured by Liens permitted by Section 7.1(s);
          Swap Contracts entered into with respect to obligations incurred or existing in the Ordinary Course of Business;
          Contingent Obligations comprised of endorsements for collection or deposit in the Ordinary Course of Business and accounts payable to suppliers incurred in the Ordinary Course of Business and paid in the Ordinary Course of Business;
          Contingent Obligations incurred in connection with various employee benefit plans or collective bargaining agreements to the extent not otherwise prohibited and subject to any restrictions in this Agreement or any other Loan Document;
          Indebtedness contemplated by Sections 7.4 and 7.6; and
          Indebtedness of any Person that becomes a Subsidiary after the Confirmation Date in accordance with the terms of Section 7.4 which Indebtedness is existing at the time such Person becomes a Subsidiary (other than Indebtedness incurred solely in contemplation of such Person Becoming a Subsidiary of Borrowers).
    Transactions with Affiliates

    .  Borrowers shall not, and shall not permit any of their Subsidiaries to, sell or transfer any assets to, purchase or acquire any assets of, enter into any lease, make any loan or investment in, or otherwise engage in any material transaction with any Affiliate, except in the Ordinary Course of Business and upon fair and reasonable terms no less favorable than Borrowers or any such Subsidiary could obtain or could become entitled to in an arm's length transaction with a Person which was not an Affiliate; except:

          payments to Prop I under theatre leases and subleases entered into prior to the Closing Date and under other UARC Leases as in effect on the Closing Date;
          payments of management fees or similar fees paid by any Subsidiary of Borrowers to Borrowers or any Subsidiary;
          transactions done pursuant to the agreements and arrangements set forth on Schedule 7.6 hereto;
          transactions among Borrowers and their Subsidiaries in connection with the management and operation of such Subsidiaries in the Ordinary Course of Business as conducted as of the Closing Date;
          transactions among Borrowers and Pledged Subsidiaries; and
          transactions permitted under Sections and 7.3 and 7.4.
    [Intentionally omitted].
    [Intentionally omitted].
    [Intentionally omitted].
    [Intentionally omitted].
    Lease Obligations

    .  Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, create or suffer to exist any obligations for the payment of rent for any Property under lease or agreement to lease, entered into pursuant to any Sale-and-Leaseback Transaction except Sale-and-Leaseback Transactions entered into in an arm's length transaction with a Person other than a Subsidiary of Borrowers; provided, that: (a) immediately prior to giving effect to such lease, the property or asset subject to such lease was sold by Borrowers or any such Subsidiary to the lessor under such lease for not less than fair market value; (b) the Net Proceeds of such sale are applied simultaneously to reduce the Loans to the extent required by Section 2.3; and (c) no Default or Event of Default would occur as a result of such sale and subsequent lease.

    Capital Expenditures

    .  Borrowers and their Subsidiaries shall not make or commit to make Capital Expenditures except:  (i) up to $50,000,000 for each fiscal year after the year 2000 (excluding any unused carry over from the prior year only); and (ii) up to $10,000,000 of unused carry over from the prior year only.

    Change in Business

    .  Borrowers shall not, and shall not permit any of their Subsidiaries, to engage in any material line of business substantially different from those lines of business carried on by them on the date hereof.

    Accounting Changes

    .  Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of Borrowers or of any of their consolidated Subsidiaries, without the prior approval of the Majority Lenders.

    Relocation of Collateral, Chief Executive Offices, or Deposit Accounts

    .  No Borrower shall (a) relocate any of the Collateral to any location not specified as a location where such Borrower maintains Collateral on a schedule delivered to the Administrative Agent, except for relocations during any fiscal month of Borrowers with respect to which Borrowers are not past due in delivering to the Administrative Agent an updated version of a Collateral location schedule in accordance with the penultimate sentence of Section 6.12, (b) relocate its chief executive office, or (c) establish any new deposit account or modify any existing deposit account such that the schedule delivered to the Administrative Agent prior to the Closing Date fails accurately to disclose the relevant information with respect to same, except to the extent that such establishment or modification occurs during any fiscal month of Borrowers with respect to which Borrowers are not past due in delivering to the Administrative Agent an updated version of a deposit account location schedule in accordance with the penultimate sentence of Section 6.12.

    No Negative Pledges in Favor of Others

    .  Borrowers shall not agree to, and shall not permit or allow any of their Subsidiaries to agree to, any contractual provision whereby Borrowers or any Subsidiaries of Borrowers restrict their ability to grant Liens on their Property, except for Negative Pledges (a) in favor of the Administrative Agent and the Lenders contained in the Loan Documents or (b) in respect of the Indebtedness Proceeds as permitted under Section 2.3(b).

    [Intentionally Omitted].
    [Intentionally Omitted]
    [Intentionally Omitted].
    Certain Restrictions

    .  Borrowers shall not, and shall not permit any of their Wholly-Owned Subsidiaries to, enter into any agreements (other than the Loan Documents) which restrict the ability of Borrowers or any of their Subsidiaries to (a) enter into amendments, modifications or waivers of the Loan Documents, or (b) create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness.

    Financial Covenants

    .  Neither Borrowers nor any of their Subsidiaries shall permit, with respect to the twelve-month trailing EBITDA, Total Leverage Ratio and Interest Coverage Ratio, determined on a Consolidated basis for the twelve-month period ending on the quarters set forth below, to be less than the amounts set forth next to such quarters:

		Min. Adj.	Total	Interest
		12 Mo. Trailing	Leverage	Coverage
Year		EBITDA ($mil)	Ratio	Ratio
2001	Q1	$ 60.0	4.75	2.00
	Q2	60.0	4.75	2.00
	Q3	60.0	4.60	2.00
	Q4	60.0	4.60	2.00

2002	Q1	60.0	4.60	2.00
	Q2	60.0	4.60	2.00
	Q3	62.5	4.35	2.15
	Q4	62.5	4.35	2.15

2003	Q1	65.0	4.35	2.20
	Q2	65.0	4.15	2.20
	Q3	67.5	4.00	2.35
	Q4	67.5	4.00	2.35

2004	Q1	70.0	4.00	2.50
	Q2	70.0	3.75	2.50
	Q3	72.5	3.50	2.75
	Q4	72.5	3.50	2.75

    Restricted Payments.  Borrowers shall not, nor permit any of their Subsidiaries to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of their capital stock, or purchase, redeem or otherwise acquire for value any shares of their capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, or enter into derivative transactions related to the foregoing; except:
          dividends or distributions by Subsidiaries of Borrowers on their capital stock to Borrowers or their Subsidiaries; provided, however, that dividends or distributions by non Wholly-Owned Subsidiaries of Borrowers shall be paid ratably to holders of their capital stock;
          repurchase of their common stock held by retired, or former officers and employees (or from the estate, heirs or legatees of any deceased officer or employee); provide however, that the aggregate cash amount expended for such purpose shall not exceed $2,000,000 during any consecutive period of twelve months and shall not exceed $10,000,000 in the aggregate from and after the Closing Date;
          transactions permitted by Section 7.3 and 7.4; and
          dividends in the form of stock (which stock dividends paid to Borrowers shall be pledged under the Loan Documents if required thereby.
    Priority of Loan Payments.  Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly make any optional or other voluntary payment, prepayment, retirement, repurchase or redemption on account of the principal of or interest on any Indebtedness or set aside money or securities for a sinking or other similar fund for the payment of principal of or premium or interest in respect of any Indebtedness or set apart money for the defeasance of any Indebtedness; except for:
          the Obligations;
          prepayments of existing Indebtedness permitted under Section 7.5(b) from the proceeds of Dispositions not required to prepay Loans pursuant to Section 2.3;
          refinancing or refunding of Indebtedness otherwise permitted under this Agreement; and
          payments otherwise permissible under Sections 7.4 and 7.22.
    Investments in Margin Stock.  Borrowers shall not, and shall not permit any of their Subsidiaries to, acquire or hold any Margin Stock, or permit any Subsidiary of Borrowers so to do, unless not more than 25% of the value of the assets of Borrowers, or Borrowers on a Consolidated basis, as the case may be, is represented by assets consisting of Margin Stock.
    Amendments to Certain Agreements.  Borrowers shall not, and shall not permit any of their Subsidiaries to, without the prior written consent of Majority Lenders, amend, waive or modify, or take or refrain from taking any action which has the effect of amending, waiving or modifying, any provision of:
          any other agreements with Affiliates to the extent the such amendment, waiver, modification or action could have a Material Adverse Effect or could have an adverse effect on the rights of the Administrative Agent, any Lender under this Agreement or any Loan Document; provided, however, that Borrowers and their Subsidiaries shall not be permitted to amend, waive or modify any material agreement with an Affiliate if a Default or Event of Default has occurred and is continuing, or any documents (other than documents referred to in (a) above) evidencing Indebtedness; provided, however, that notwithstanding anything to the contrary contained in this Section 7.25, amendments may be made to documents evidencing Indebtedness to the extent that the terms and conditions hereof permit Borrowers or their Subsidiaries to enter into an initial agreement which has the same effect as such amendment.

  EVENTS OF DEFAULT

    Event of Default

    .  Any of the following shall constitute an "Event of Default":

      Non-Payment

      .  Borrowers fail to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or any amount required hereunder or (ii) within five days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document; or

      Representation or Warranty

      .  Any material representation or warranty by Borrowers or any of their Subsidiaries made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by Borrowers, any of their Subsidiaries, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

      Specific Defaults

      .  Borrowers fail to perform or observe any term, covenant or agreement contained in Sections 6.9, 6.11, 6.13 or Article VII; or

      Other Defaults

      .  Borrowers fail to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer of Borrowers knew or should have known of such failure or (ii) the date upon which written notice thereof is given to Borrowers by the Administrative Agent or any Lender; or

      Cross-Default

      .  Borrowers or any of their Subsidiaries (i) fail to make any payment in respect of any Indebtedness (including, but not limited to, the Exit Facility but excluding non-recourse indebtedness and indebtedness of non Wholly-Owned Subsidiaries) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, (irrespective of whether such non-performance or non-observance shall be waived or otherwise excused by the holder or holders of such Indebtedness) under any agreement or instrument relating to any such Indebtedness (including, but not limited to, the Exit Facility) or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or Administrative Agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

      Bankruptcy Orders

      .  Borrowers or any of their Subsidiaries, without the prior express written consent of the Majority Lenders, breach, modify, terminate, amend or seek to vacate the order approving the Confirmation Order; or

      [Intentionally Omitted];
      Pre-Petition Obligations

      .  Borrowers or any of their Subsidiaries shall make any payments of Indebtedness relating to pre-Petition Date obligations other than as permitted under the Confirmation Order, in connection with the Term Sheet or as otherwise approved by the Bankruptcy Court; or

      [Intentionally omitted];
      Judgments

      .  One or more judgments or decrees that does or could reasonably be expected to have a Material Adverse Effect shall be entered by a court or courts of competent jurisdiction against Borrowers or their Subsidiaries (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within 30 days; or

      Change in Control

      .  A Change of Control Event shall occur; or

      Material Adverse Effect

      .  There shall occur any event or condition after the Confirmation Date that does or could reasonably be expected to have a Material Adverse Effect and as to which event or condition the Administrative Agent has delivered a notice to Borrowers within 30 days of the occurrence thereof and which event or condition shall not have been cured by Borrowers or their Subsidiaries within 30 days after receipt of such notice from the Administrative Agent; or

      Loan Documents Cease to be in Effect

      .  Any Loan Document shall cease to be in full force and effect for any reason other than the indefeasible payment and satisfaction in full of the Obligations, the agreement of the Lenders, or the termination thereof in accordance with its terms, any court of competent jurisdiction shall declare any Loan Document, or any material provision thereof to be void, ineffective, or unenforceable, any Lien on any material type, item, or portion of Collateral provided for in any Loan Document shall be set aside, avoided, or declared by a court of competent jurisdiction to be void, ineffective, or unenforceable, or any Borrower shall challenge, dispute, or repudiate all or any material portion of its Obligations under any material provision of any of the Loan Documents or the Lenders shall cease to have a first priority Lien on all Collateral (subject to Permitted Liens); or

      Bankruptcy; Insolvency

    .  After the Confirmation Date, Borrowers or any of their Subsidiaries shall:  (i) become insolvent or be unable to pay their debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of their properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated as bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for themselves or any of their properties, assets or businesses; or (vii) in an involuntary proceeding, any receiver, custodian or trustee shall have been appointed for all or substantial part of Borrower's or any of their Subsidiaries' properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

    Rights and Remedies

    .  Upon the occurrence of any Event of Default specified in Sections (f), (g) or (n) above, the Credit Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans and any and all accrued fees and other Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by Borrowers or their Subsidiaries, and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent of the Majority Lenders, by written notice to Borrowers, (i) declare that the Credit Commitments are terminated, whereupon the Credit Commitments shall immediately terminate, (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by Borrowers.  The rights and remedies of the Lenders hereunder shall be binding upon a Chapter 11 or Chapter 7 Trustee in any Bankruptcy case relating to Borrowers.

    Remedies; Obtaining the Collateral Upon Default

    .  Upon the occurrence and during the continuance of an Event of Default, to the extent any such action is not inconsistent with the Confirmation Order, the Lender shall have all rights as a secured creditor under the UCC in all relevant jurisdictions and may:

          perform all acts attendant to the Loans extended hereunder and to exercise all remedies in the case of any Event of Default hereunder;
          personally, or by agents or attorneys, retake possession of the Collateral or any part thereof, from Borrowers and their Subsidiaries or any other Person who then has possession of any part thereof with or without notice or process of law (but subject to any applicable laws), and for that purpose may enter upon Borrowers' or any of their Subsidiaries' premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of Borrowers or any of their Subsidiaries;
          sell, assign or otherwise liquidate, or direct Borrowers or any of their Subsidiaries to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation;
          apply any and all funds held by the Collateral Agent, on behalf of the Lenders, to the Obligations hereunder; and
          take possession of the Collateral or any part thereof, by directing Borrowers and any of their Subsidiaries in writing to deliver the same to the Collateral Agent at any place or places designated by the Collateral Agent, in which event Borrowers and any of their Subsidiaries shall at their own expense:

    (1) forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

    (2) while the Collateral shall be stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition; and

    it being understood that Borrowers or any of their Subsidiaries obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to the Bankruptcy Court, the Collateral Agent shall be entitled to a decree requiring specific performance by Borrowers or any of their Subsidiaries of such obligation.

    Remedies, Disposition of the Collateral

    .  Upon the occurrence and during the continuance of an Event of Default, and to the extent not inconsistent with the Confirmation Order, any Collateral repossessed by the Collateral Agent, and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any applicable laws, determined to be commercially reasonable.  Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair which the Collateral Agent shall determine to be commercially reasonable.  Any such disposition which shall be a private sale or other private proceeding permitted by applicable laws shall be made upon not less than 30 days' written notice to Borrowers specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 30 days after the giving of such notice, to the right of Borrowers or any nominee of Borrowers to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified.  Any such disposition which shall be a public sale permitted by applicable laws shall be made upon not less than 30 days' written notice to Borrowers specifying the time and place of such sale and, in the absence of applicable laws, shall be by public auction (which may, at the Collateral Agent's option, be subject to reserve), after publication of notice of such auction not less than 30 days prior thereto in two newspapers in national circulation.  To the extent permitted by any applicable laws, the Collateral Agent on behalf of the Lenders may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 8.4 without accountability to Borrowers or any of their Subsidiaries or the Credit Lenders (except to the extent of surplus money received).  If, under applicable laws, the Collateral Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to Borrowers as herein above specified, the Collateral Agent need give Borrowers only such notice of disposition as shall be reasonably practicable.

    Recourse

    .  Except as required by the Bankruptcy Code or by order of the Bankruptcy Court, Borrowers shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to satisfy the Obligations.  Borrowers shall also be liable for all reasonable expenses of the Collateral Agent incurred in connection with collecting such deficiency, including, without limitation, the reasonable fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

    Rights Not Exclusive

  .  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

  THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

    Appointment and Authorization

    .  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent and Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, including, without limitation, pursuant to Section 6.9 hereof, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent and Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent and Collateral Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or Collateral Agent.

    Delegation of Duties

    .  The Administrative Agent and Collateral Agent may execute any of their respective duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent and Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that they select with reasonable care.

    Liability of Administrative Agent and Collateral Agent

    .  None of the Administrative Agent-Related Persons or Collateral Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for their own gross negligence or willful misconduct) or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrowers or any Subsidiary or Affiliate of Borrowers, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrowers or any other party to any Loan Document (except the Administrative Agent or Collateral Agent) to perform its obligations hereunder or thereunder.  No Administrative Agent-Related Person Agent or Collateral Agent-Related Persons shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of this Agreement or any other Loan Document, or to inspect the Properties, books or records of Borrowers or any of Borrowers' Subsidiaries or Affiliates.

    Reliance by Administrative Agent and Collateral Agent
            The Administrative Agent and Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent or Collateral Agent.  The Administrative Agent and Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Majority Lenders as they deem appropriate and, if they so request, they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of taking or continuing to take any such action.  The Administrative Agent and Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto, if taken in accordance with the terms of this Agreement, shall be binding upon all of the Lenders.
            For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent by the Administrative Agent or Collateral Agent to such Lender for consent, approval, acceptance, or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.
    Notice of Default

    .  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender (other than BofA) or Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default."  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent shall have received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

    Credit Decision

    .  Each Lender expressly acknowledges that none of the Administrative Agent-Related Persons has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and their Subsidiaries, and all applicable Lender regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to Borrowers hereunder.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers which may come into the possession of any of the Administrative Agent-Related Persons.

    Indemnification

    .  Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Administrative Agent-Related Persons and Collateral Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the related Administrative Agent and Collateral Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that the Lenders shall not be liable for the payment to the Administrative Agent-Related Persons or Collateral Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person's gross negligence or willful misconduct.  Without limitation of the foregoing, the Lenders shall reimburse the Administrative Agent and Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent and Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Administrative Agent and Collateral Agent are not reimbursed for such expenses by or on behalf of Borrowers.  Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses and attorneys' fees (including Attorney Costs).  The obligation of the Lenders in this Section shall survive the payment of all Obligations hereunder.

    Administrative Agent in Individual Capacity

    .  BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers and their Subsidiaries and Affiliates as though BofA were not the Administrative Agent hereunder or without notice to or consent of the Lenders.  With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include BofA in its individual capacity.

    Successor Administrative Agent and Successor Collateral Agent

  .  The Administrative Agent and Collateral Agent may, and at the request of the Majority Lenders shall, resign as Administrative Agent and Collateral Agent, as the case may be, upon 30 days' notice to the Lenders.  If the Administrative Agent and Collateral Agent shall resign as Administrative Agent and Collateral Agent under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor Administrative Agent and a successor Collateral Agent, as the case may be, for the Lenders which successor Administrative Agent and successor Collateral Agent shall be approved by Borrowers (which approval shall not be unreasonably withheld).  If no successor Administrative Agent and no successor Collateral Agent, as the case may be, are appointed prior to the effective date of the resignation of the Administrative Agent and Collateral Agent, the Administrative Agent and Collateral Agent may appoint, after consulting with the Lenders and Borrowers, a successor Administrative Agent and a successor Collateral Agent, as the case may be, from among the Lenders.  Upon the acceptance of their appointment as successor Administrative Agent and successor Collateral Agent hereunder, such successor Administrative Agent and successor Collateral Agent, as the case may be, shall succeed to all the appointment, powers and duties of the retiring Administrative Agent and the retiring Collateral Agent.  The term "Administrative Agent" shall mean such successor Administrative Agent and the term "Collateral Agent" shall mean such successor Collateral Agent.  The retiring Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated and the retiring Collateral Agent's rights, powers and duties as Collateral Agent shall be terminated.  After a retiring Administrative Agent's resignation as Administrative Agent hereunder and a retiring Collateral Agent's resignation as Collateral Agent hereunder, as the case may be, the provisions of this Article IX and Sections 10.4 and 10.5 shall inure to their respective benefit as to any actions taken or omitted to be taken by them while they were Administrative Agent and Collateral Agent under this Agreement.  If no successor Administrative Agent and no successor Collateral Agent have accepted appointment as Administrative Agent and Collateral Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation and a retiring Collateral Agent's notice of resignation, the retiring Administrative Agent's resignation and the retiring Collateral Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Majority Lenders appoint a successor Administrative Agent and a successor Collateral Agent, as the case may be, as provided for above.

  MISCELLANEOUS

    Amendments and Waivers

    .  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by, or consented to in writing by the Majority Lenders, Borrowers and the Administrative Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (1) waive any of the conditions precedent specified in Article 4; (2) increase the Aggregate Commitment of the Lenders; (3) reduce the principal of, or interest on, the Notes or any fees hereunder; (4) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder; (5) change the respective percentage of the Credit Commitments or of the aggregate unpaid principal amount of the Notes or the number of Lenders which shall be required for the Lenders or any of them to take action hereunder; or (6) amend, modify or waive any provision of this Section 10.1; and provided further that no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under any of the Loan Documents.

    Notices
            All notices, requests and other communications provided for hereunder shall be in writing (which, unless the context expressly otherwise provides, may be by facsimile transmission, provided that any matter transmitted by Borrowers by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy (original thereof) sent by mail or delivery, and mailed or delivered, to the address specified for notices on the applicable signature page hereof, or, as directed to Borrowers, the Administrative Agent, or Collateral Agent to such other address as shall be designated by such party in a written notice to the other parties, and directed as to each other party, at such other address as shall be designated by such party in a written notice to Borrowers, the Administrative Agent and Collateral Agent.
            All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted by facsimile machine, respectively, or if delivered, upon deposit with the delivery company, except that notices pursuant to Article II or VIII shall not be effective until actually received by the Administrative Agent and Collateral Agent.
            The Administrative Agent, Collateral Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrowers to give such notice and believed by them to be genuine and correct and the Administrative Agent, Collateral Agent or the Lenders shall not have any liability to Borrowers or other Person on account of any action taken or not taken by the Administrative Agent, Collateral Agent and the Lenders in reliance upon such facsimile notice.  The obligation of Borrowers to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent, Collateral Agent and the Lenders to receive written confirmation of any facsimile notice or the receipt by the Administrative Agent, Collateral Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, Collateral Agent and the Lenders to be contained in the facsimile notice.
    No Waiver; Cumulative Remedies

    .  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, Collateral Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    Costs and Expenses

    .  Borrowers shall whether or not the transactions contemplated hereby shall be consummated:

          pay or reimburse each Lender, the Administrative Agent and Collateral Agent within 30 days after demand (subject to subsection 4.2 d)) for all reasonable costs and expenses incurred by each Lender, the Administrative Agent and Collateral Agent (including fees and expenses described in subsection (c) below) in connection with the negotiation, development, preparation, delivery and execution of this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including title insurance, recording and other fees incurred by the Administrative Agent or the Collateral Agent with respect thereto and the reasonable Attorney Costs incurred by each Lender and the Administrative Agent with respect thereto;
          pay or reimburse each Lender, the Administrative Agent and Collateral Agent within 30 days after demand (subject to subsection 4.2(d)) for all reasonable costs and expenses incurred by them in connection with the negotiation, renegotiation, restructure, workout, enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Loans and including in any insolvency proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including reasonable Attorney Costs incurred by the Administrative Agent, Collateral Agent and any Lender; and
          pay or reimburse each Lender, the Administrative Agent and Collateral Agent within 30 days after demand (subject to Subsection 4.2(d)) for all reasonable costs and expenses incurred by each Lender, the Administrative Agent and Collateral Agent subsequent to the Closing Date in connection with this Agreement including, without limitation, all reasonable costs and expenses incurred in connection with the administration and enforcement of this Agreement and Loan Documents.
          pay or reimburse each Lender within 30 days after demand (subject to Section 4.2(d)) for all reasonable costs and expenses incurred by such Lender by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to maintain such Loan if any payment of principal of any Loan is made by Borrowers to or for the account of any Lender as a result of a prepayment or payment pursuant to Section 2.4.

    The agreements of Borrowers set forth in this Section shall survive the termination of this Agreement.

    Indemnity

    .  Borrowers shall pay, indemnify, and hold each Lender, the Administrative Agent, the Collateral Agent and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to this Agreement, the Loan Documents, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, however, that Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.

    Borrowers hereby agree to indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property subject to a Mortgage in favor of the Collateral Agent or any Lender.  No action taken by legal counsel chosen by the Administrative Agent, the Collateral Agent or any Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or in any way impair Borrowers' obligation and duty hereunder to indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender.

    In no event shall any site visit, observation, or testing by the Administrative Agent, the Collateral Agent or any Lender (or any contractor of the Administrative Agent, the Collateral Agent or any Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under the site, or that there has been or shall be compliance with any Environmental Law.  Neither Borrowers nor any other Person is entitled to rely on any site visit, observation, or testing by the Administrative Agent, the Collateral Agent or any Lender.  Neither the Administrative Agent, the Collateral Agent nor any Lender owes any duty of care to protect Borrowers or any other Person against, or to inform Borrowers or any other party of, any Hazardous Materials or any other adverse condition affecting any site or Property.  Neither the Administrative Agent, the Collateral Agent nor any Lender shall be obligated to disclose to Borrowers or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Administrative Agent, the Collateral Agent or any Lender.

    At the election of any Indemnified Person, Borrowers shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's reasonable discretion, at the sole cost and expense of Borrowers.  All amounts owing under this Section 10.05 shall be paid within 30 days after demand.

    Without limiting the generality of the foregoing, any amount required to be paid by any Lender to the Administrative Agent, the Collateral Agent or any Administrative Agent-Related Person pursuant to Section 9.7 shall constitute an Indemnified Liability recoverable by such Lender from Borrowers, so long as such Indemnified Liability does not arise from the gross negligence or willful misconduct such Lender.  The agreements in this Section shall survive payment of all other Obligations.

    Marshaling, Payments Set Aside

    .  Except as set forth in Section 8.2 hereof, neither the Administrative Agent nor the Lenders shall be under any obligation to marshal any assets in favor of Borrowers or any other Person or against or in payment of any or all of the Collateral Obligations.  The Administrative Agent and the Lenders shall have the right to foreclose and liquidate any of the Collateral in any order without incurring any liability to Borrowers.  To the extent that Borrowers make a payment or payments to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders enforce their Liens or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

    Successors and Assigns

    .  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

    Assignments; Participations; etc.
            Any Lender may at any time assign and delegate to one or more Lender Affiliates all or any portion of the Loans, the Credit Commitments and the other rights and obligations of such Lender hereunder; provided that (i) all such assignments shall be in a minimum amount of $1,000,000 if made to another Lender party hereto or $5,000,000 if made to any other Lender Affiliate; (ii) no Lender shall have Credit Commitments, immediately following an assignment, of an aggregate amount of less than $1,000,000 unless such Lender shall have assigned all of its Loans, Credit Commitments, rights and obligations hereunder, and no Lender Affiliate, other than a Lender party hereto, shall have Credit Commitments immediately following an assignment of an aggregate amount of less than $5,000,000, unless such Lender Affiliate shall have assigned all of its Loans, Credit Commitments, rights and obligation hereunder; provided, further, that Borrowers and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to such Lender Affiliate until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to such Lender Affiliate, shall have been given to Borrowers and the Administrative Agent by such Lender and such Lender Affiliate; (B) such Lender and such Lender Affiliate shall have delivered to Borrowers and the Administrative Agent an Assignment and Acceptance in the form of Exhibit F ("Assignment and Acceptance") together with any Note or Notes subject to such Assignment and (C) such Lender Affiliate has paid to the Administrative Agent a processing fee in the amount of $3,000.
            Upon the occurrence and continuance of an Event of Default, any Lender may, with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to its Lender Affiliate) (each an "Assignee") all or any portion of the Loans, the Credit Commitments and the other rights and obligations of such Lender hereunder; provided, however, that Borrowers and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrowers and the Administrative Agent by such Lender and the Assignee; (B) such Lender and its Assignee shall have delivered to Borrowers and the Administrative Agent an Assignment and Acceptance together with any Note or Notes subject to such Assignment and (C) the Assignee has paid to the Administrative Agent a processing fee in the amount of $3,000.
            From and after the date that the Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the Loan Documents have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the assignor Lender under the Loan Documents and (ii)  the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.
            Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance, which notice shall also be sent by the Administrative Agent to each Lender, and payment of the processing fee, Borrowers shall execute and deliver to the Administrative Agent, new Notes evidencing such Assignee's assigned Loans and Credit Commitment and, if the assignor Lender has retained a portion of its Loans and its Credit Commitment, replacement Notes in the principal amount of the Loans and Credit Commitment retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender).  Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement, shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Credit Commitments arising therefrom.  The Credit Commitment allocated to each Assignee shall reduce such Credit Commitment of the assigning Lender pro tanto.
            Any Lender may at any time sell to one or more commercial lenders or other Persons not affiliates of Borrowers (a "Participant") participating interests in any Loans, the Credit Commitment of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document.  In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.
            Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" by Borrowers and provided to it by Borrowers or any Subsidiary of Borrowers, or by the Administrative Agent on such Company's or such Subsidiary's behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by any Lender or (ii) was or becomes available on a non-confidential basis from a source other than Borrowers, provided that such source is not bound by a confidentiality agreement with Borrowers known to such Lender; provided further, however, that the Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of the Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; and (D) to such Lender's independent auditors and other professional advisors.  Notwithstanding the foregoing, Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a "Transferee") and to any prospective Transferee, such financial and other information in such Lender's possession concerning Borrowers or their Subsidiaries which has been delivered to Administrative Agent or the Lenders pursuant to this Agreement or which has been delivered to the Administrative Agent or the Lenders by Borrowers in connection with the Lenders' credit evaluation of Borrowers prior to entering into this Agreement; provided that, unless otherwise agreed by Borrowers, such Transferee agrees in writing to such Lender to keep such information confidential to the same extent required of the Lenders hereunder.
            Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of the Loans or Notes held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender, provided that any payment in respect of such assigned Loans or Notes made by Borrowers to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrowers' obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder.
    Set-off

    .  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is, subject to Section 8.2, authorized at any time and from time to time, without prior notice to Borrowers, any such notice being waived by Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of Borrowers against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section 10.9 are in addition to the other rights and remedies (including other rights of set-off) which the Lender may have.

    Debits of Fees

    .  With respect to any agency fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent, any Lender or BofA under the Loan Documents, Borrowers may choose to authorize BofA to debit any deposit account of Borrowers with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost of expense.  If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section 10.10 shall be deemed a setoff.

    Notification of Addresses, Lending Offices, Etc.

      Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

    Counterpart

    .  This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with Borrowers and the Administrative Agent.

    Severability

    .  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

    No Third Parties Benefited

    .  This Agreement is made and entered into for the sole protection and legal benefit of Borrowers, the Lenders and the Administrative Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Neither the Administrative Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

    Time

    .  Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

    Governing Law and Jurisdiction
            EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
            ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THOSE COURTS.  EACH OF BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.
    Waiver of Right to Jury Trial

    .  BORROWERS, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OF, OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  BORROWERS, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

    Entire Agreement

    .  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among Borrowers, the Lenders and the Administrative Agent, and, except as otherwise stated below, supersedes all prior or contemporaneous Agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof

    Interpretation

    .  This Agreement is the result of negotiations between and has been reviewed by counsel to the Administrative Agent, Borrowers and other parties, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent's or Lenders' involvement in the preparation of such documents and agreements.

    Intentionally Omitted
    Fees and Claims

    .  Fees and claims arising out of BofA's pre-petition and post-petition cash management system shall rank pari passu with the fees and claims due to the Lenders hereunder.

    Release

    .  Borrowers shall execute and deliver a Release of Claims in favor of the Lenders, in the form of Schedule 10.22 hereto.

    Further Assurances

    .  At any time and from time to time, upon the request of the Administrative Agent, Borrowers shall execute, deliver and acknowledge or cause to be executed, delivered or acknowledged, such further documents and instruments and do such other acts and things as the Administrative Agent may reasonably request in order to fully effect the purposes of the Loan Documents and any other agreements, instruments and documents delivered pursuant to or in connection with the Loans.

    Non-liability of Lender

    .  Borrowers acknowledge and agree that:

          Any inspections of any property of Borrowers made by or through the Administrative Agent or the Lenders are for purposes of administration of the Loan Documents only, and Borrowers are not entitled to rely upon the same (whether or not such inspections are at the expense of Borrowers);
          By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;
          The relationship between Borrowers and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lender; neither the Administrative Agent nor any Lender shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrowers or their Affiliates, or to owe any fiduciary duty to Borrowers or their Affiliates; neither the Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrowers or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrowers or their Affiliates of any matter in connection with their property or the operations of Borrowers or their Affiliates; Borrowers and their Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or any Lender in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither Borrowers nor any other Person is entitled to rely thereon; and
          Neither the Administrative Agent nor any Lender shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrowers and/or their Affiliates and Borrowers hereby indemnify and hold the Administrative Agent and the Lenders harmless from any such loss, damage, liability or claim.
    Headings

.  Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

UNITED ARTISTS THEATRE COMPANY

By
Name:
Title:

Address for Notices:

UNITED ARTISTS THEATRE CIRCUIT, INC.

By
Name:
Title:

Address for Notices:

UNITED ARTISTS REALTY COMPANY

By
Name:
Title:

Address for Notices:

UNITED ARTISTS PROPERTIES I CORP.

By
Name:
Title:

Address for Notices:

UNITED ARTISTS PROPERTIES II CORP.

By
Name:
Title:

Address for Notices:

BANK OF AMERICA, N.A.

As Administrative Agent and Collateral Agent

By
Name:
Title:

Address for Notices:

BANK OF AMERICA, N.A.

As a Lender

By
Name:
Title:

Address for Notices:

333 So. Beaudry Ave. 9th Floor

Dept. 3436

Los Angeles, CA 90017

EXHIBITS

EXHIBIT A	NOTE
EXHIBIT B	NOTICE TO DEPOSITARY INSTITUTION
EXHIBIT C	FORM OF LEGAL OPINION
EXHIBIT D	CONFIRMATION ORDER
EXHIBIT E	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT F	SECURITY AGREEMENT
EXHIBIT G	STOCK PLEDGE AGREEMENT
EXHIBIT H	UAPH II STOCK PLEDGE AGREEMENT
EXHIBIT I	FORM OF LEASEHOLD DEED OF TRUST
EXHIBIT J	FORM OF MODIFICATION OF DEED OF TRUST

SCHEDULES

Schedule A	Lenders
Schedule B	Term Sheet
Schedule 1	Credit Lenders
Schedule 1.1(a)	Annualization Factors
Schedule 1.1(b)	Lending Offices and Addresses for Notices
Schedule 1.2	Mortgaged Property Descriptions
Schedule 2.1	Lenders' Credit Commitments
Schedule 4.2(b)(ii)	Jurisdictions for Good Standing Certificates
Schedule 5.5	Litigation
Schedule 5.7	ERISA
Schedule 5.9	Title to Properties
Schedule 5.10	Taxes
Schedule 5.12	Environmental Matters
Schedule 5.16	Subsidiaries and Equity Investments
Schedule 6.12	Collateral and Deposit Account Schedules
Schedule 7.1	Permitted Liens
Schedule 7.4	Investments
Schedule 7.5	Existing Indebtedness
Schedule 7.8	Certain Contingent Liabilities
Schedule 10.22	Release of Claims